UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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REPLIGEN CORPORATION

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EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to Schedule 14A is being filed by Repligen Corporation to amend its definitive proxy statement (“Proxy Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) on April 21, 2021, for the Annual Meeting of Stockholders to be held on May 13, 2021, solely to correct a typographical error relating to director committee assignments for Carrie Eglinton Manner and Rohin Mahtre in the director nominee chart on page 2 of the Proxy Statement.

Except as specifically discussed in this Explanatory Note, this Amendment does not modify or update any other disclosures presented in the Proxy Statement. In addition, this Amendment does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

REPLIGEN

INSPIRING ADVANCES IN BIOPROCESSING

PROXY STATEMENT

for

2021 ANNUAL MEETING OF SHAREHOLDERS

Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING	ITEMS OF BUSINESS
Date Thursday May 13, 2021 Time 12:00 p.m. Eastern Daylight Time (EDT) Access: The meeting will be held online (only) at www.virtualshareholdermeeting.com/ RGEN2021

1. To elect seven directors, nominated by the Board of Directors, as more fully described in the Proxy Statement

2. To consider and ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2021

3. To consider and act upon non-binding, advisory vote to approve the compensation of our named executive officers (“say-on-pay”)

4. To consider and act upon any other business which may properly come before the meeting

RECORD DATE Only shareholders of record at the close of business on April 1, 2021 will be entitled to attend and vote at the 2021 Annual Meeting of Shareholders.

It is important that your shares be represented and voted at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). Whether or not you plan to attend the Annual Meeting online, please complete and return the enclosed proxy card in the envelope provided or vote by internet or telephone pursuant to instructions provided with the proxy card.

HOW TO VOTE

In light of the novel coronavirus (COVID-19) outbreak, for the health and well-being of our shareholders, employees and directors, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions as set forth in this section.

Voting instructions are the same for registered shareholders (shares are registered in your name with Repligen’s transfer agent, American Stock Transfer) and beneficial owners (shares are held in a stock brokerage account or by a bank or other holder of record). Here’s how to vote prior to the Annual Meeting:

By internet at www.proxyvote.com	By phone 1-800-690-6903	By mail, complete and return the enclosed proxy card

You may also vote at the Annual Meeting via www.virtualshareholdermeeting.com/RGEN2021. You will need the 16-digit control number included with these proxy materials to vote electronically, to vote by phone, and/or to attend the Annual Meeting online. A technical support telephone number will be posted on the Annual Meeting login page so that you can call if you encounter any difficulties accessing the Annual Meeting during the check-in or during the meeting.

Execution of a proxy card, or voting by telephone or via the internet prior to the Annual Meeting, will not in any way limit a shareholder’s right to attend the Annual Meeting and vote during the meeting.

By Order of the Board of Directors

Squire J. Servance

General Counsel, Corporate Secretary & Chief Compliance Officer

April 21, 2021

Proxy Statement Summary

This summary highlights information contained elsewhere in the Proxy Statement. As this summary does not contain all the information that you should consider in connection with the 2021 Annual Meeting of Shareholders (the “Annual Meeting”), we recommend reading the entire Proxy Statement carefully before voting.

SUMMARY OF VOTING MATTERS

Proposal	Description	Board Recommendation

Proposal 1: Election of directors (page 14)	We are asking our shareholders to elect each of the seven (7) directors identified below to serve until the 2022 Annual Meeting of Shareholders.	FOR each nominee

Proposal 2: Ratification of the selection of the independent registered public accounting firm (page 28)

We are asking our shareholders to ratify our Audit Committee’s selection of Ernst & Young LLP (“E&Y”) to act as the independent registered public accounting firm for Repligen in 2021. Although shareholder approval of the Audit Committee’s selection of E&Y is not required, our Board of Directors (“Board”) believes we should provide an opportunity for our shareholders to ratify this selection.

FOR

Proposal 3: Advisory vote on executive compensation (page 31)

We are asking our shareholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”). In evaluating this year’s “say-on-pay” proposal, we recommend you review our Compensation Discussion and Analysis, describing how the Compensation Committee arrived at its executive compensation actions and decisions for 2020.

FOR

Please see the sections titled “General Annual Meeting Information” and “Additional Information” for important information about the proxy materials, including voting methods, vote requirements for adoption of each proposal, effect of abstentions and the deadlines to submit shareholder proposals and director nominations for next year’s annual meeting of shareholders.

Repligen Corporation	1	2021 PROXY SUMMARY

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of the following seven (7) nominees to our Board of Directors. All directors are elected annually by the affirmative vote of a majority of votes cast. The chart below summarizes our director nominees’ personal information and current committee memberships. You can find detailed information about each director nominee’s background, skill sets and areas of expertise later in this Proxy Statement.

						Current Committee Memberships

Name and principal occupation	Age(1)	Director Since	Independent	Other Public Boards	Audit	Compensation	Nominating & Corporate Governance

Tony J. Hunt President, Chief Executive Officer, Repligen Corporation	57	2015		-

Karen A. Dawes, Chairperson President, Knowledgeable Decisions, LLC	69	2005	✓	2			CHAIR

Nicolas M. Barthelemy Former President and Chief Executive Officer, bioTheranostics	55	2014	✓	2		CHAIR	•

Carrie Eglinton Manner Senior Vice President, Advanced Diagnostics at Quest Diagnostics(2)	47	2020	✓	-	•

Rohin Mhatre, Ph.D. Senior Vice President, Product and Technology Development at Biogen Inc.	56	2020	✓	-		•

Glenn P. Muir Retired Chief Financial Officer and Executive Vice President, Hologic, Inc.	62	2015	✓	2	CHAIR	•

Thomas F. Ryan, Jr. Retired President and Chief Operating Officer, American Stock Exchange	79	2003	✓	-	•		•

(1)	Age as of the date of the 2020 Annual Meeting.

(2)	Ms. Eglinton Manner joined the Board on June 11, 2020

Repligen Corporation	2	2021 PROXY SUMMARY

BOARD COMPOSITION

We continually evaluate our director skillsets and expertise for alignment with Repligen’s strategic goals. Our independent directors bring extensive experience in areas that are critical to the Company’s strategy and long-term success, such as biopharmaceutical manufacturing, global and commercial operations, and finance. Below we highlight the key skills and experiences of our director nominees that are critical to Repligen’s success.

In addition to diversity of skills and experience, we believe that establishing and maintaining a Board that includes diverse demographics, such as gender, race, ethnicity, culture, nationality and sexual orientation, is important because having varying perspectives and a breadth of experience improves the quality of dialogue, contributes to more effective decision-making on behalf of the Company and its shareholders and enhances the overall chemistry and collaborative culture in the boardroom. Not only is our Board ethnically diverse, but two (2) of our seven (7) directors are women, and we are proud that a woman serves as the Chairperson of our Board.

Key Skills & Experience

Director Nominee	Public Company Board/CEO	Risk Oversight	Finance & Capital Markets	Manufacturing & Global Operations	Strategic Planning and M&A	Bioprocessing	Commercial

Tony J. Hunt	✓	✓	✓	✓	✓	✓	✓

Karen A. Dawes	✓	✓			✓		✓

Nicolas M. Barthelemy	✓	✓		✓	✓	✓	✓

Carrie Eglinton Manner		✓		✓	✓	✓

Rohin Mhatre, Ph.D.		✓		✓		✓

Glenn P. Muir	✓	✓	✓		✓

Thomas F. Ryan, Jr.	✓	✓	✓		✓

AGE DISTRIBUTION	TENURE DISTRIBUTION

GENDER & ETHNIC DIVERSITY

Repligen Corporation	3	2021 PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

Repligen is committed to implementing and maintaining effective corporate governance practices that further long-term shareholder value, promote Board of Directors’ accountability, and align the interests of our executive team with those of our shareholders. The following represent the key elements of our corporate governance programs:

Director Independence

•   All of our director nominees, other than our President and Chief Executive Officer (“CEO”), are independent

•   Over 40% of our director nominees represent gender and ethnic diversity

•   All Committee members are independent

•   Executive sessions of independent directors are held at each Board meeting

Board Governance Practices

•   Annual Board and Committee evaluations and self-assessments

•   All directors and officers are subject to a Code of Business Conduct and Ethics

•   All directors serving on the board attended 100% of Board and Committee meetings held during the period for which they have been directors

•   Chairperson and CEO are separate and current Chairperson is female

Shareholder Rights

•   Annual election of all directors

•   Majority voting standard in uncontested director elections

•   Shareholder right to amend By-laws

•   Adopted Shareholder proxy access

•   No super-majority voting requirements in By-laws or Charter

•   Robust investor outreach program representing over 70% of shares outstanding

Board and Committee Oversight Rights

•   Risk assessment and enterprise risk management assessment

•   Corporate strategy oversight

•   Oversight of Environmental, Social and Governance (ESG) initiatives and risks

•   Full Board oversight of succession planning for senior management

Compensation Practices/Policies

•   Director and NEO stock ownership guidelines

•   Executive compensation program links pay with corporate and individual performance

•   Significant percentage of target compensation is “at-risk” through short-term and long-term incentive awards

•   Anti-hedging, anti-pledging and anti-short sale policies

•   Compensation clawback policy

SHAREHOLDER ENGAGEMENT

Shareholder Engagement and Commitment

Our Board and executive team value the views and insights of our shareholders. As discussed in more detail under the heading “Corporate Governance and Board Matters – Shareholder Engagement” on page 25, we meet regularly with our shareholders through a robust schedule of investor meetings, conferences, roadshows and other events. Over the last several years, we have also expanded our shareholder engagement program to include outreach meetings with shareholder stewardship representatives regarding proxy, governance and sustainability initiatives.

Board and Compensation Committee Consideration of Shareholder Advisory Votes on Compensation

As discussed in more detail under the heading “Compensation Discussion and Analysis – Board and Compensation Committee Consideration of Shareholder Advisory Votes on Compensation” on page 36, we engaged in a robust shareholder engagement effort in order to solicit feedback from our shareholders on our executive compensation program. Below is a summary of key feedback received as related to executive compensation as well as our view of, and response to, such feedback.

Repligen Corporation	4	2021 PROXY SUMMARY

What We Heard	How We Responded

• Consider increasing the performance stock unit (“PSU”) portion of the total long-term incentive (“LTI”) award and provide greater visibility into the PSU element of our LTI compensation.

The Compensation Committee first introduced PSUs in 2019 to increase the percentage of LTI awards that are performance-based, in addition to stock options, the value of which the Compensation Committee considers to be reflective of business performance. The Compensation Committee believes it is prudent to take a staged approach to the implementation of PSUs. Given that the first 3-year vesting period is not yet complete, the Compensation Committee determined that it would be premature to make changes to the weighting of LTI directed to PSU awards.

The PSU portion of the total LTI component of our executive compensation program is currently set at 25%. PSU awards have cliff vesting and they are earned only if we achieve 3-year goals for adjusted return on invested capital (“ROIC”) and 3-year revenue growth goals, which are set at challenging levels.

Each year during the annual compensation review, the PSU program is assessed, ensuring that it meets our compensation goals and that it is optimized in the context of the broader bioprocessing market in order for us to set challenging, above-market goals for achievement, the Compensation Committee set sequentially more aggressive 3-year ROIC and 3-year revenue growth goals for 2020 and 2021 PSU awards. The Compensation Committee also modified the 2021 program to encompass the impact of acquisitions in the organic growth portion of the revenue goals.

The Compensation Committee carefully considered providing more detail on the specific ROIC and revenue growth goals applicable to the PSUs and determined that disclosure of more specifics on these goals prior to the end of the performance period would be against industry norms and would result in competitive harm; however, the Compensation Committee may choose to disclose the specific goals following the end of the performance period.

• Increase CEO stock ownership requirements and adopt stock ownership requirements for other named executive officers (“NEOs”).	The Compensation Committee has (i) approved an increase in the minimum CEO stock ownership requirement from one times base salary to five times base salary and (ii) has adopted stock ownership guidelines that apply to all NEOs, at a level of one times base salary.

• Disclose minimum performance thresholds and maximum payout caps on short-term incentive plans for NEOs.	Repligen’s short-term incentive plan for NEOs has customarily included minimum performance thresholds and maximum payout caps. The Compensation Committee has approved the disclosure of these thresholds and caps, based on feedback from discussions with shareholders. The threshold and caps set for 2020 are detailed on page 41.

Repligen Corporation	5	2021 PROXY SUMMARY

EXECUTIVE COMPENSATION HIGHLIGHTS

Repligen’s compensation philosophy is to provide compensation that will attract and maintain high-performing talent in our industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value, and provide a fair reward for robust effort and stimulate our executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the shareholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies.

To accomplish these objectives, the Company’s compensation program for its executive officers provides for:

•

Salaries and total compensation that are competitive with other bioprocessing, healthcare supply and biotechnology companies with which the Company competes for talent, determined by comparing the Company’s pay practices with those of these companies;

•

Equity incentive compensation, including performance-based equity awards, to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees, thereby aligning the executive officers’ interests with those of shareholders; and

•	Annual cash incentive compensation that motivates the executive officers to manage the business to meet the Company’s near- and long-term objectives.

Repligen Corporation	6	2021 PROXY SUMMARY

Compensation Practices

The following features of our compensation program are designed to align the interests of our executive team with those of our shareholders and with market best practices:

	We Do		We Don’t

✓	Pay for Performance: We emphasize performance-based compensation that aligns the interests of our shareholders and executive officers through the use of both near-term cash incentive compensation and longer-term equity awards subject to both time and performance-based vesting.	X	Hedge or Pledge: We do not allow executive officers to engage in hedging or pledging of our securities.

✓	Benchmark: We maintain an industry-specific peer group for annual benchmarking of executive compensation. This benchmarking is a key factor among those used to determine appropriate compensation for our NEOs.	X	Re-Pricing: We do not allow for re-pricing of underwater stock options without shareholder approval.

✓	Benefits: We offer market-competitive benefits for executives that are consistent with the benefits we offer to all our employees.	X	Gross Up Payments: We do not provide tax gross-up payments for our executive officers.

✓	Consult: We consistently engage an independent compensation consultant to advise on compensation levels and practices.	X	Excess Perquisites: We do not provide more than minimal perquisites, such as relocation benefits.

✓	Risk Assessment: We perform an annual compensation risk assessment.	X	Executive Retirement Benefits: We do not provide supplemental executive retirement plans, nonqualified defined contribution or deferred compensation plans to our executive officers.

✓	Stock Ownership Requirements: We maintain stock ownership guidelines that require our directors, our CEO and our NEOs to maintain a specified level of ownership.	X	Guaranteed Bonuses: We do not provide guaranteed bonuses to our executive officers.

✓	Clawback: We have a clawback policy and may claw back all or a portion of cash and equity incentive compensation paid to NEOs in the event of a financial accounting restatement.

✓	Double Trigger: We provide each NEO severance benefits that are triggered only upon a qualifying termination of employment following a change-in-control (i.e., double trigger), except for a one-time special long-term equity award to the CEO(1).

(1)	The one-time special award was designed to protect shareholder interests in the event of an unwelcome acquisition proposal.

Repligen Corporation	7	2021 PROXY SUMMARY

Compensation Earned

The graph below reflects the allocation of salary, equity incentive compensation and cash incentive compensation earned by the Company’s principal executive officer, principal financial officer, and senior vice president of research & development, all three of whom were serving as the Company’s NEOs as of December 31, 2020. Additional NEO compensation detail and notes can be found in the 2020 Summary Compensation Table later in this Proxy Statement.

2020 Summary Compensation Allocations

TONY J. HUNT President and CEO	JON K. SNODGRES Chief Financial Officer	RALF KURIYEL Senior VP of R&D

Named Executive Officer	Tony J. Hunt(1)	Jon K. Snodgres	Ralf Kuriyel

Title	President and CEO	Chief Financial Officer	Senior VP of R&D

Total 2020 Compensation	$5,066,061	$1,991,629	$1,330,080

(1)

The Compensation Committee awarded Mr. Hunt a bonus of $978,750 for 2020. Actual payout to Mr. Hunt in March 2021 for the 2020 bonus was $378,750. He elected to forego $600,000 of his bonus and recommended that such amount be returned to the bonus pool for re-distribution to other employees in March 2021 in recognition of their extraordinary efforts during the pandemic.

Long-term Equity Incentive Breakout for Named Executive Officers

We believe that the mix of time-based and performance-based equity awards under our long-term incentive compensation program provides balance to the program, motivates our executives to drive organizational achievement of our near- and long-term corporate goals and aligns the interests of our executive officers with those of our shareholders.

As shown in the graph below, the target split of the long-term equity incentive compensation awards made to our NEOs based upon dollar value is 25% PSUs, 25% stock options subject to time-based vesting and 50% restricted stock units subject to time-based vesting. Our Compensation Committee annually reviews our long-term equity incentive program and has determined that the current composition and weightings are appropriate in furthering our objective of recruiting and retaining top talent in our industry. PSU awards have cliff vesting; they are earned only if we achieve 3-year goals for ROIC and 3-year revenue growth goals, which are set at challenging levels. The Compensation Committee set sequentially more aggressive 3-year ROIC and 3-year revenue growth goals for 2020 and 2021 PSU awards and also modified the 2021 program to encompass the impact of acquisitions in the organic growth portion of the revenue goals.

Repligen Corporation	8	2021 PROXY SUMMARY

We granted our NEOs performance-based equity awards in 2021 and 2020 and we anticipate that we will continue to include such equity awards as part of our long-term incentive compensation program going forward for the reasons noted above.

SUSTAINABILITY

As a global organization, the Company recognizes the importance of corporate responsibility and sustainability in the communities in which it and its customers and suppliers operate.

As discussed in more detail under the heading “Corporate Governance and Board Matters – Sustainability” on page 24, with oversight of the Nominating and Corporate Governance Committee, in 2019 the Company embarked on a comprehensive initiative to assess, benchmark and prioritize its Environmental, Social, and Governance programs (“ESG”) and sustainability practices. Based on a materiality assessment completed in 2020 to identify the intersection of the Company’s strategic and sustainability goals, we have established a sustainability program based on four pillars: Principles, People, Product and Planet. These “4Ps” embody the belief shared by our Board and the executive leadership team that corporate responsibility is essential for supporting economic growth, building goodwill with regulatory bodies, generating trust in the market and augmenting talent recruitment efforts. The “4Ps” also reflect a culture in which our employees are encouraged to share their experiences and ideas to advance our ESG initiative for the betterment of our team, our customers, our communities and the environment at-large.

•	Principles. This pillar is focused on operating ethically and honestly, with integrity, openness and respect for each other.

•

People. This pillar is focused on diversifying our employee base, ensuring employee well-being and providing opportunities for individual growth – as well as supporting the needs of the communities in which we operate.

•	Product. This pillar is focused on inspiring innovation, unlocking new opportunities to help advance bioprocessing and ultimately, to advance the manufacture of medicines that improve human health.

•

Planet. This pillar is focused on sustainability efforts to minimize the waste, water and energy impacts of our day-to-day operations and our products’ lifecycles, to help protect the environment for future generations.

Our Corporate Responsibility Team (“CRT”) is led by a member of our leadership team, reporting to the Company’s CEO and Chair of the Nominating and Corporate Governance Committee. The CRT drives our ESG initiative, including our sustainability strategy, processes and reporting on relevant metrics. The CRT internally champions and coordinates the Company’s commitment to sustainable practices.

Repligen Corporation	9	2021 PROXY SUMMARY

BUSINESS HIGHLIGHTS 2020

We surpassed our business and financial goals for 2020, staying true to our course of creating and leading markets through technology innovation. We remained focused on differentiated products suited to the complexities and pressures of modern biopharmaceutical manufacturing, providing single-use and flexible solutions that are “inspiring advances in bioprocessing.”

The business highlights below are discussed further in the “Compensation Discussion and Analysis - 2020 Year in Review” section later in this Proxy Statement.

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a pandemic. During 2020, our revenues were positively affected by the COVID-19 pandemic, due to increased demand from customers in connection with the production of COVID-19 vaccines and therapeutics. Our team is driven to make a difference during the pandemic. We are making tremendous efforts to manufacture and deliver critical bioprocessing equipment and consumable products to all of our customers, and to scale our operations to keep pace with accelerating demand.

2020 Summary:

•	We increased revenue to $366.3 million, a gain of 36% year-over-year, including organic growth of 29%.

•	Revenue from COVID-19 related programs contributed approximately $46 million, or 13% of overall revenue.

•

We continued to build business with cell and gene therapy customers, where our single-use systems are well suited to manufacturing workflows. Sales to gene therapy customers increased by 30% to approximately $54 million, or 15% of overall revenue.

•

All four of our franchises delivered strong double-digit revenue growth including our Process Analytics business which, in our first full year of ownership of C Technologies, Inc., delivered 30%+ growth (pro forma). Our largest and most diverse business, Filtration, showed our strongest growth, up 46% year-over-year.

•

We continued to invest in research and development (“R&D”) for future growth, with approximately 6% of revenue dedicated to new product development and capital expenditures of $26.3 million to support facility expansions to increase our manufacturing capacity and IT systems investments.

•

We successfully completed a series of three acquisitions to expand our systems offering beyond upstream filtration and into chromatography and downstream filtration. We acquired Engineered Molding Technology LLC (“EMT”), Non-Metallic Solutions, Inc. (“NMS”) and ARTeSYN Biosolutions Holdings Ireland Limited (“ARTeSYN”) for $248.7 million; including cash of approximately $175 million, net of issuance costs, approximately $70 million in Repligen Common Stock and approximately $4 million in other consideration.

•

We launched innovative new products, including a gamma-irradiated version of our TangenX® SIUS® flat sheet cassettes, and with our partner Navigo Proteins GmbH, we developed a spike protein resin for the purification of protein-based COVID-19 vaccines.

•

In our first full year of marketing our highly innovative KrosFlo® TFDF® system to improve fed-batch harvest clarification, we exceeded our revenue expectations and expanded applications for this technology into viral vector manufacturing, in addition to monoclonal antibody manufacturing.

•	We raised approximately $298 million (net) through an equity financing, to support potential acquisitions and internal investments in working capital.

Repligen Corporation	10	2021 PROXY SUMMARY

•	We generated free cash flow of $36.3 million and reported cash and cash equivalents of $717.3 million as of December 31, 2020.

•

We continued to build talent within our organization by significantly expanding our operations team to keep up with customer demand, deploying a new systems-focused team structure and significantly expanding our overall commercial presence.

We grew our business on a year-over-year basis across many metrics, including those exhibited below.

Repligen Corporation	11	2021 PROXY SUMMARY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Repligen’s common stock with a par value of $0.01 (“Common Stock”) as of April 1, 2021 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each NEO of the Company and (iv) by all directors and executive officers of Repligen as a group. The business address of each director and executive officer is Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Beneficial Owner	Amount and Nature of Beneficial Ownerships (1)	Percent of Class (2)

BlackRock, Inc(3)	4,532,467		8.3%

The Vanguard Group(4)	4,410,742		8.0%

Roy T. Eddleman(5)	3,500,000		6.4%

Tony J. Hunt(6)	365,532	*

Jon K. Snodgres(7)	46,086	*

Ralf Kuriyel(8)	29,586	*

Karen A. Dawes(9)	143,637	*

Nicolas M. Barthelemy(10)	2,735	*

Carrie Eglinton Manner(11)	—	*

Rohin Mhatre, Ph.D.(12)	1,150	*

Glenn P. Muir(13)	42,403	*

Thomas F. Ryan, Jr.(14)	4,749	*

All directors, nominees and executive officers as a group (10 Persons)(15)	680,667		1.2%
*	Less than one percent

(1)

Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 as amended (the “Exchange Act”), and includes voting and/or investment power with respect to shares of Common Stock of Repligen. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares that such person has the right to acquire within 60 days of April 1, 2021.

(2)

Percentages of ownership are based upon 54,899,242 shares of Common Stock issued and outstanding as of April 1, 2021. Shares of Common Stock that may be acquired pursuant to options that are exercisable or restricted stock units that will vest within 60 days of April 1, 2021 are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the percentage ownership of any other person.

(3)

Based solely on a Schedule 13G/A filed on February 1, 2021 for the December 31, 2020 filing event. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 4,352,497 shares and sole dispositive power with respect to 4,532,467 shares.

(4)

Based solely on a Schedule 13G/A filed on February 10, 2021 for the December 31, 2020 filing event. The Vanguard Group’s business address is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group does not have sole voting power with respect to any shares and sole dispositive power with respect to 4,329,307 shares.

(5)

Based solely on a Schedule 13G/A filed on February 5, 2021 for the December 31, 2020 filing event. Mr. Eddleman’s business address is c/o TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, CA 90067. Mr. Eddleman has sole voting power and sole dispositive power with respect to 3,500,000 shares.

(6)	Includes 240,134 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021.

(7)	Includes 20,076 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021 and 1,600 restricted stock units which will vest within 60 days of April 1, 2021.

Repligen Corporation	12	2021 Proxy Statement

(8)	Includes 11,602 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021 and 1,600 restricted stock units which will vest within 60 days of April 1, 2021.

(9)	Includes 42,903 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021 and 4,722 restricted stock units which will vest within 60 days of April 1, 2021.

(10)	Includes 1,285 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021 and 527 restricted stock units which will vest within 60 days of April 1, 2021.

(11)	Ms. Eglinton Manner was elected to the Board as of June 11, 2020.

(12)	Includes 1,150 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021

(13)	Includes 36,498 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021 and 527 restricted stock units which will vest within 60 days of April 1, 2021.

(14)	Includes 3,285 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021 and 527 restricted stock units which will vest within 60 days of April 1, 2021.

(15)

See footnotes 6 through 14 above. Includes 356,933 shares issuable pursuant to stock options which are exercisable within 60 days of April 1, 2021 and 10,503 restricted stock units which will vest within 60 days of April 1, 2021. Also includes shares of our Common Stock beneficially owned by our Senior Vice President of Filtration and Chromatography, Christine Gebski and our Vice President of Global Operations and IT, James Bylund, each of whom is an NEO of the Company.

Repligen Corporation	13	2021 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

DIRECTOR NOMINEES

There are seven (7) nominees for director, all of whom are current directors of Repligen that have been nominated by the Nominating and Corporate Governance Committee and the Board for re-election.

If elected, each of the director nominees will hold office until the 2022 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Nominee’s Name	Year First Elected Director	Position(s) with the Company

Tony J. Hunt	2015	President, Chief Executive Officer and Director

Karen A. Dawes	2005	Director, Chairperson of the Board

Nicolas M. Barthelemy	2014	Director

Carrie Eglinton Manner	2020	Director

Rohin Mhatre, Ph.D.	2020	Director

Glenn P. Muir	2015	Director

Thomas F. Ryan, Jr.	2003	Director

Shares represented by all proxies received by the Board and not marked or voted so as to abstain from voting for any individual director or for any group of directors will be voted, unless otherwise indicated, FOR the election of the nominees named above. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted in accordance with the judgment of the persons named as attorneys-in-fact on the proxy cards with respect to the directorship for which that nominee was unable or unwilling to serve.

Proposal 1 relates solely to the election of the seven above-named directors nominated by the Company and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any shareholders of the Company.

The Board of Directors unanimously recommends a vote FOR each of the nominees for election as directors of the Company. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

Repligen Corporation	14	2021 Proxy Statement

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Repligen’s executive officers are appointed by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Repligen. The current directors, including director nominees, and executive officers of Repligen as of April 1, 2021, are as follows:

Name	Age(1)	Position(s) with the Company

Tony J. Hunt	57	President, Chief Executive Officer and Director

Jon K. Snodgres	55	Chief Financial Officer

James R. Bylund (2)	58	Senior Vice President, Global Operations and IT

Christine Gebski (2)	53	Senior Vice President, Filtration and Chromatography

Ralf Kuriyel	62	Senior Vice President, Research and Development

Nicolas M. Barthelemy (3)(4)	55	Director

Karen A. Dawes (4)	69	Director, Chairperson of the Board

Carrie Eglinton Manner (5)(6)	47	Director

Rohin Mhatre, Ph.D.(3)	56	Director

Glenn P. Muir (3)(5)	62	Director

Thomas F. Ryan, Jr. (4)(5)	79	Director

(1)	Age as of the date of the Annual Meeting.

(2)	Ms. Gebski and Mr. Bylund were appointed executive officers in February 2021.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

(5)	Member of the Audit Committee.

(6)	Ms. Eglinton Manner was elected to the Board on June 11, 2020.

Repligen Corporation	15	2021 Proxy Statement

BIOGRAPHICAL INFORMATION

The following paragraphs provide information about the Company’s continuing directors and executive officers. The information presented includes information about each of our director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director.

Executive Officers

Tony J. Hunt was named President and CEO and has served on the Board since May 2015. He joined Repligen in May 2014 as Chief Operating Officer, overseeing commercial and manufacturing operations. Before coming to Repligen, Mr. Hunt was President of Bioproduction at Life Technologies, a global life sciences company which was acquired by Thermo Fisher Scientific in 2014. He joined Life Technologies in 2008, serving as General Manager of Bioproduction Chromatography and Pharma Analytics before being named President of Bioproduction in 2011. From 2000 to 2008, Mr. Hunt was with Applied Biosystems as Senior Director of Pharma Programs where he launched the Pharma Analytics business that in 2008 became a part of the Bioproduction platform at Life Technologies. Mr. Hunt received a B.S. in Microbiology and an M.S. in Biotechnology from University College in Galway, Ireland, and an M.B.A. from Boston University School of Management. Mr. Hunt brings to the Board his deep understanding of the bioprocessing market.

Jon K. Snodgres joined Repligen in July 2014 as the Chief Financial Officer, where he oversees financial operations for the Company. Mr. Snodgres was previously with Maquet Cardiovascular (“Maquet”), a medical device company, where he served as Chief Financial Officer for five years. At Maquet, in addition to being responsible for the preparation and oversight of the company’s financial statements, he was a key participant in growth planning and profit improvement strategies. Mr. Snodgres previously spent eight years with life sciences company Thermo Fisher Scientific in various roles, most recently as Vice President of Finance for the Laboratory Products Group. He began his career in finance at AlliedSignal/Honeywell International. Mr. Snodgres received a B.S. in Business Administration, Finance from Northern Arizona University.

James R. Bylund joined Repligen in March of 2020 as Senior Vice President, Global Operations and IT, overseeing all operations and IT functions on a global basis. Prior to joining Repligen, Mr. Bylund spent ten years at Thermo Fisher Scientific in a number of roles including Vice President and General Manager of the Single Use Technologies Business Unit and Vice President of Global Operations for the Bioproduction Division. Prior to joining Thermo Fisher, Mr. Bylund also worked for Fiserv (9 years) and Eli Lilly and Company (7 years) in a variety of leadership roles. He has significant experience in managing multiple operating sites across the globe and scaling operations to meet rapidly growing demand. Mr. Bylund is a passionate proponent of continuous improvement and has consistently demonstrated the ability to assemble and grow highly effective teams. He holds a B.S in Accounting from Utah State University and an M.B.A. from Indiana University.

Christine Gebski joined Repligen in May 2015 as Senior Vice President, Filtration and Chromatography where she oversees the general management and strategy of the companies’ upstream and downstream filtration and chromatography portfolio. Ms. Gebski also manages the Customer Service and Field Applications functions within the company, ensuring strong customer experience. Prior to joining Repligen, Ms. Gebski was Head of the Chromatography Business Unit within the Bioproduction Division of Thermo Fisher Scientific. At Thermo Fisher she managed the Global Process Chromatography Applications and R&D functions for ten years. Before joining Thermo Fisher Scientific, Ms. Gebski was a Process Development Scientist for 15 years in the biotechnology industry having held positions of increasing responsibility at Genzyme, TKT/Shire and EMD Pharmaceuticals. She has significant experience in downstream process development and engineering, technology transfer and validation across a variety of biological molecule classes and diagnostic reagents. She holds a B.S. in Biology from the University of Vermont and a M.S. in Biotechnology from the University of Massachusetts at Lowell.

Repligen Corporation	16	2021 Proxy Statement

Ralf Kuriyel joined Repligen in October 2016 as the Senior Vice President, Research and Development where he oversees the Company’s R&D efforts. Mr. Kuriyel was previously Vice President of Applications for the single-use business unit within the Life Sciences division of Pall Corporation, whose acquisition by Danaher Corporation was completed in August 2015. At Pall, Mr. Kuriyel served as Vice President of R&D, Field Applications and Process Development Services from November 2014 to October 2016. In addition, Mr. Kuriyel served as Vice President, Applications R&D at Pall from November 2011 to November 2014. Mr. Kuriyel received a B.S. and an M.S. in Chemical Engineering from Rensselaer Polytechnic Institute and has completed his coursework for the Tufts University Ph.D. program in Chemical Engineering. He is an inventor of multiple patents and has co-authored over 30 scientific publications on bioprocessing, including separations technologies, membrane separations methods, protein processing and enhanced microfiltration techniques.

Directors

Nicolas M. Barthelemy has served as a director of Repligen since June 2014. Mr. Barthelemy brings over 25 years of industry experience to the director role. Mr. Barthelemy served as President and CEO of bioTheranostics, a molecular diagnostics company, from September 2014 until February 2017. Prior to bioTheranostics, he served as President, Global Commercial Operations at Life Technologies, which was acquired by Thermo Fisher Scientific in February 2014. Prior to Life Technologies, Mr. Barthelemy was with Biogen Inc. (“Biogen”) for eight years, most recently as Vice President, Manufacturing and General Manager for the company’s manufacturing organization at Research Triangle Park. He began his career with Merck & Co., Inc. as a Senior Project Engineer, Vaccine Technology. In addition to Repligen, Mr. Barthelemy also serves on the board of directors of three publicly traded companies; Fluidigm Corporation, Twist Bioscience and 908 Devices Inc., and one privately held company; Biocare Medical LLC. He also serves as an advisor to Warburg Pincus, a private equity firm. Mr. Barthelemy received an M.S. in Chemical Engineering from the University of California, Berkeley, and an engineering degree from Ecole Supérieure de Physique et Chimie Industrielles, Paris. Mr. Barthelemy’s qualifications to sit on the Company’s Board include his extensive experience in the bioprocessing field, including large scale biologics manufacturing and commercialization of consumables used in bioprocessing.

Karen A. Dawes, Chairperson of the Board, has served as a director of Repligen since September 2005. She is currently President of Knowledgeable Decisions, LLC, a management consulting firm. Ms. Dawes served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, at Wyeth LLC (“Wyeth”), a pharmaceutical company (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. Ms. Dawes also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing that company’s initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of marketing positions, serving most recently as Vice President, Marketing of the Pratt Division. At Pfizer, she directed launches of Glucotrol®/Glucotrol XL®, Zoloft®, and Cardura®. Ms. Dawes also serves on the board of directors of two publicly traded companies: PaxMedica Therapeutics and Medicenna Therapeutics Corp, one private company, Vaccitech Limited, and on one not-for-profit company, Medicines 360. Ms. Dawes received a B.A. and M.A. in English from Simmons College and an M.B.A. from Harvard University Graduate School of Business. Ms. Dawes’ qualifications to sit on the Company’s Board include her extensive strategic experience in both a managerial and consulting capacity with pharmaceutical companies as well as her considerable commercial background.

Repligen Corporation	17	2021 Proxy Statement

Carrie Eglinton Manner has served as a director of Repligen since June 2020. She brings to the director role over 24 years of leadership experience across multiple disciplines. Ms. Eglinton Manner currently serves as Senior Vice President, Advanced Diagnostics at Quest Diagnostics, which she joined in 2017. Prior to Quest, Ms. Eglinton Manner held various roles of increasing scope and responsibility over a period of 20 years at GE Healthcare. From 2009 through 2016, she served as President & CEO of four distinct GE Healthcare global businesses in the areas of diagnostic imaging, lab services and medical devices, ranging in size from approximately $150 million to $3 billion in revenue. In her role at Quest Diagnostics, Ms. Eglinton Manner is responsible for growing the company’s nearly $2 billion genetic and molecular diagnostics portfolio, through innovation in specialty genetic offerings and services, productivity programs, key strategic alliances, and acquisitions. In addition to joining the Repligen board, Ms. Eglinton Manner serves as board director for the not-for-profit Thrive Networks, focused on advancing women and transforming health in underserved communities. Ms. Eglinton Manner holds a B.S. in Mechanical Engineering from the University of Notre Dame. Ms. Eglinton Manner’s qualifications to sit on the Company’s Board include her track record of delivering business expansion and profitability for rapidly growing global businesses, including her experience with integrating acquisitions and building operations excellence, with a commitment to quality and process improvements.

Rohin Mhatre, Ph.D., was appointed to the Board in March 2020. Dr. Mhatre brings over 25 years of relevant experience to the director role, including his current position since January 2017, as Senior Vice President, Product and Technology Development at Biogen. He has held numerous other roles of increasing responsibility within Biogen, which he joined in 1996, including six years as Vice President of Biopharmaceutical Development, where he led a 300-member team responsible for cell line, cell culture, purification and device development. Earlier in Dr. Mhatre’s career at Biogen, he focused on building out analytical development and technical services. Prior to Biogen, Dr. Mhatre led the purification and applications group at Applied BioSystems (formerly Perspective Biosystems). Dr. Mhatre holds a Ph.D. in Chemistry from Northeastern University. Dr. Mhatre’s qualifications to sit on the Company’s Board of Directors include his extensive technical expertise, his leadership abilities and his deep understanding of the dependencies between biological drug development and efficient manufacturing workflows.

Glenn P. Muir has served as a director of Repligen since October 2015. Mr. Muir brings over 30 years of experience to the director role, including 26 years with Hologic, Inc., a large multi-national medical device and diagnostics company where he most recently served as Chief Financial Officer and Executive Vice President. Mr. Muir retired in May 2014 from Hologic, where he helped steer the company’s evolution from a venture-backed single product company to a publicly traded diversified organization with over 5,000 employees and $2.5 billion in revenue. He joined Hologic in 1988 and served as Chief Financial Officer since 1992 and Executive Vice President since 2000. Prior to Hologic, Mr. Muir was with Metallon Engineered Materials Co., a private company where from 1986-1988 he held the role of Vice President, Finance. Previously, from 1981-1984, he was a Senior Auditor with Arthur Andersen & Co. Mr. Muir also serves on the board of directors of two publicly traded companies; medical technology company Neuronetics, Inc. and life science company G1 Therapeutics, Inc. Previously, Mr. Muir served on the board of directors of ReWalk Robotics Ltd. from July 2014 to December 2017. Mr. Muir is a Certified Public Accountant with a Bachelors of Business Administration from the University of Massachusetts, Amherst. He also earned an M.S. from Bentley University and an M.B.A. from Harvard University. Mr. Muir’s qualifications to sit on Repligen’s Board of Directors include his extensive experience with integrating strategic acquisitions and leading the financial operations for a global manufacturing and commercial organization.

Thomas F. Ryan Jr. has served as a director of Repligen since September 2003. Mr. Ryan is currently an investor in various private companies. Mr. Ryan served as the President and Chief Operating Officer of the American Stock Exchange from October 1995 to April 1999. Prior to 1995, he held a variety of positions at the investment banking firm of Kidder, Peabody & Co., Inc., serving as the firm’s Chairman in 1995. He holds a B.A. from Boston College and is a graduate of the Boston Latin School. Mr. Ryan is a director for the New York State Independent System Operator and a director for BNY Mellon Asset Management Mutual Funds Board. Mr. Ryan’s qualifications to sit on the Company’s Board of Directors include his years of experience in the areas of securities trading and investment banking.

Repligen Corporation	18	2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

No family relationship exists among the officers and directors of Repligen. The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

CORPORATE GOVERNANCE AND BOARD MATTERS

BOARD INFORMATION

Director Independence

The Board has determined that each of the directors who has served during the fiscal year ended December 31, 2020 and each of the nominees for director at the Annual Meeting, with the exception of Mr. Hunt, has no material relationship with the Company and is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC (“Nasdaq”). Furthermore, the Board has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board is independent within the meaning of Nasdaq’s director independence standards and that each member of the Audit Committee meets the heightened director independence standards of the SEC for audit committee members.

Board Leadership Structure

The Board is led by its Chairperson, Karen Dawes, who is an independent director. The Board believes that separating the roles of CEO and Chairperson of the Board is the most appropriate structure for the Company at this time. Having an independent Chairperson ensures that the CEO is accountable for managing the Company in the best interests of the shareholders while, at the same time, acknowledging that managing the Board is a separate and time intensive responsibility. Additionally, this structure ensures a greater role for the non-management directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board also believes that having an independent Chairperson can serve to curb conflicts of interests, promote oversight of risk and manage the relationship between the Board and the CEO.

Executive Sessions

The Board holds executive sessions of the independent directors preceding or following each regularly scheduled in-person Board meetings and/or as deemed necessary by the Chairperson. Executive sessions do not include any employee directors of the Company, and the Chairperson of the Board is responsible for chairing the executive sessions.

Director Nominations Policies

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for selecting and recommending nominees for election as directors to the Board. The full Board participates in an annual Board effectiveness assessment, which includes evaluating the appropriate qualities, skills and characteristics of current Board members and identifying skills and qualifications desired for director nominees. These assessments include consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	Directors must be of high ethical character, have no conflict of interest and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgement;

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience; and

•	Directors must have (at a minimum) a bachelor’s degree or equivalent degree from an accredited college or university.

Repligen Corporation	19	2021 Proxy Statement

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	An understanding of and experience in bioprocessing, biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing;

•	Leadership experience with public companies or other significant organizations; and

•	Diversity of background, including diversity of gender, race, ethnicity, culture, nationality, sexual orientation, age, perspectives, personal and professional background, knowledge and experience.

These factors and others are considered useful by the Board and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

The Nominating and Corporate Governance Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria for all candidates. If the Nominating and Corporate Governance Committee identifies a need to replace a current member of the Board, to fill a vacancy on the Board, or to expand the size of the Board, it considers candidates from a variety of sources including third-party search firms that assist in identifying, evaluating and conducting due diligence on potential director candidates. For all potential candidates, our Nominating and Corporate Governance Committee will consider all factors it deems relevant, including those enumerated above.

Board Diversity

The Nominating and Corporate Governance Committee is committed to having a diverse Board and considers a variety of candidate attributes, including whether a candidate, if elected, assists in achieving a mix of directors who represent a diversity of backgrounds and experience. A Board that includes diversity, including diversity in gender, race, ethnicity, culture, nationality, sexual orientation, age, perspectives, personal and professional background, knowledge and experience, is important because we believe having varying perspectives and a breadth of experience improves the quality of deliberations, contributes to more effective decision-making on behalf of the Company and its shareholders and enhances the overall chemistry and collaborative culture in the boardroom. Accordingly, the Nominating and Corporate Governance Committee is committed to actively seeking out highly qualified women, and minority candidates, as well as candidates with other diverse backgrounds, skills and experience when considering director candidates.

In 2020, we added two new directors to the Board, Rohin Mhatre and Carrie Eglinton Manner. Both bring a breadth of knowledge, insights, and relevant industry experience to the Board and have added to the diversity of background and experience that we believe will help shape the future strategic direction of Repligen as it grows. Now, two (2) of our seven (7) Board members are women, one of whom serves as the Chairperson of the Board.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting and nominating nominees for election as directors but delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board or members of management will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with Board members and management, through the use of search firms or other advisers, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful in identifying candidates. Consistent with historical practices and our ongoing efforts in diversity and inclusion, we target a diverse slate of candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Repligen Corporation	20	2021 Proxy Statement

Procedures for Recommendation of Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates who are recommended by the shareholders of the Company. Shareholders who meet the applicable eligibility requirements under the proxy access provision of our by-laws and who wish to include nominees for our Board in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders, or shareholders who wish to make a proposal at the 2022 Annual Meeting of Shareholders (other than a proposal made pursuant to Rule 14a-8 or pursuant to the proxy access provision of our by-laws), must in each case deliver any such recommendation not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures:

Such recommendation for nomination should be in writing and include the following:

•	Name and address of the shareholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•

The class or series and number of all shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by such shareholder and such beneficial owner or any of its affiliates or associates;

•

All synthetic equity interests in which the shareholder and such beneficial owner or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such synthetic equity interest;

•	Name and address of the individual recommended for consideration as a director nominee, or a director nominee;

•	The principal occupation of the director nominee;

•	The total number of shares of capital stock of the Company that will be voted for the director nominee by the shareholder making the recommendation;

•

All other information relating to the director nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board and elected);

•	A written statement from the shareholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director;

•

Any proxy, agreement, arrangement, understanding or relationship pursuant to which the shareholder making the recommendation has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Company;

•

Any rights to dividends or other distributions on the shares of any class or series of capital stock of the Company, directly or indirectly, owned beneficially by such recommending shareholder that are separated or separable from the underlying shares of the Company;

•

Any performance-related fees that such recommending shareholder, directly or indirectly, is entitled to is based on any increase or decrease in the value of shares of any class or series of capital stock of the Company or any synthetic equity interest;

•

In the case of a nomination by proxy access, any agreement, arrangement or understanding by and among the shareholder making the recommendation or beneficial owner and any other person pertaining to the nomination;

•	In the case of a nomination by proxy access, the names and addresses of other shareholders known by the shareholder making the recommendation to support such nomination; and

•

In the case of a nomination by proxy access, a statement whether or not the shareholder giving the notice will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Company believed by such shareholder to be sufficient to elect the nominee.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Secretary

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Secretary

Repligen Corporation	21	2021 Proxy Statement

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominees shall not be counted.

Shareholder Communications Policies

The Board provides to every shareholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for shareholder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board of Directors as a whole, shareholders may send such communication to the attention of the Chairperson of the Board via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Chairperson of the Board of Directors

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Chairperson of the Board of Directors

For shareholder communications directed to an individual director in his or her capacity as a member of the Board, shareholders may send such communications to the attention of the individual director via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: [Name of Individual Director]

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: [Name of Individual Director]

The Company will forward any such shareholder communication to the Chairperson of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director of the Board for such purposes or by secure electronic transmission.

Director Attendance Policy

The Board’s policy is that all directors and director nominees attend the Company’s Annual Meeting in person or via teleconference or other virtual means. All members of the Board attended the 2020 Annual Meeting of Shareholders.

Stock Ownership and Insider Trading Policies

The Board has adopted a share ownership policy relating to ownership of the Company’s securities by the Company’s NEOs and the directors. Subject to the terms of the policy, (i) the CEO is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to five times his or her base salary as of a specified measuring date, (ii) each of the Company’s NEOs is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to one times his or her base salary as of a specified measuring date, and (iii) each of the Company’s non-employee directors is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to four times the Company’s annual cash retainer paid to each such non-employee director. Restricted stock and restricted stock units (whether or not vested as of the measurement date) are included in the number of shares owned, but stock options (regardless of whether they are vested or unvested) are not included in the total number of shares owned by the NEOs or directors for purposes of the share ownership policy.

Under the Company’s insider trading policy, employees, including executive officers and directors are not permitted to engage in the following transactions with respect to the Company’s stock: selling any of the Company’s securities that are not owned by such insider at the time of sale (“short selling”) and holding the Company’s stock in an account that is, or is linked to, a margin account. In addition,

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the following transactions are not permitted without preapproval of the Company’s Audit Committee: buying or selling puts, calls or other derivatives of the Company’s securities or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities; engaging in any hedging transaction with respect to the Company’s securities; or pledging Company securities as collateral for a loan. Gifts (transfer of the Company’s stock without consideration) are subject to the same restrictions as all other trades and are prohibited during a period when the insider is not permitted to trade.

Code of Business Conduct and Ethics

Repligen has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and in accordance with the Nasdaq requirements for a “code of conduct”), which applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the “Investors” — “Corporate Governance” — “Policies and Charters” section of the Company’s website at http://www.repligen.com. A copy of the Code of Business Conduct and Ethics may also be obtained free of charge from the Company upon a request directed to Repligen Corporation, Attention: Investor Relations, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct and Ethics granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and its directors by posting such information on its website at http://www.repligen.com under “Investors” — “Corporate Governance.”

The Board’s Role in Risk Oversight

The Company’s management is responsible for assessing and managing risk and the Board oversees and reviews the Company’s risk management process. This oversight by the Board is primarily accomplished through its committees and through management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial legal and regulatory, strategic, and governance risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee is responsible for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s independent reviewer of internal controls. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures.

•

The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices. As part of its oversight function, the Compensation Committee periodically discusses with the President and CEO as well as the Board, as necessary, the compensation plan for both executive officers and the non-employee directors, performance goals and objectives for the period and related achievement, peer group and other relevant compensation benchmarks and practices and other matters to ensure the Company’s compensation practices are in the best interest of the Company and its shareholders.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board and its committees as well as the Company’s corporate governance which includes oversight of its ESG practices. With respect to the composition of the Board and its committees, on an annual basis, the Nominating and Corporate Governance Committee assesses the qualifications, independence and diversity of the members of the Board and makes membership recommendations. With respect to the Company’s ESG practices, the Nominating and Corporate Governance Committee reports to the Board periodically on ESG objectives and status.

We will continue to uphold our strong corporate governance, shareholder rights and executive compensation programs. Our Board also oversees our executive and board succession planning strategies.

Repligen Corporation	23	2021 Proxy Statement

Sustainability

As a global organization, the Company recognizes the importance of corporate responsibility and sustainability in the communities in which its and its customers and suppliers operate.

Under the oversight of the Nominating and Corporate Governance Committee, in 2019, the Company embarked on a comprehensive initiative to assess, benchmark and prioritize its ESG and sustainability practices. Based on a materiality assessment completed in 2020 to identify the intersection of Repligen’s strategic and sustainability goals, we have established a sustainability program based on four pillars: Principles, People, Product and Planet. These “4Ps” embody the belief shared by our Board and the executive leadership team that corporate responsibility is essential to supporting economic growth, building goodwill with regulatory bodies, generating trust in the market and augmenting talent recruitment efforts. The “4Ps” also reflect a culture in which our employees are encouraged to share their experiences and ideas to advance our ESG initiative for the betterment of our team, our customers, our communities and the environment at-large.

•

Principles. We are committed to ensuring proper and ethical practices throughout our organization and in our relationships with our customers, suppliers and shareholders. This includes operating in full compliance with the law of the countries where we operate. This pillar is focused on operating ethically and honestly, with integrity, openness and respect for each other.

•

People. We believe our success begins with hiring and supporting the development of a highly skilled and motivated employee base. We value a diverse and inclusive workforce, and a culture that encourages unique perspectives and individuality in order to perform best as an organization. We prioritize employee safety, health and well-being, and we consistently invest and engage in the communities in which we live and operate. This pillar is focused on diversifying our employee base, ensuring employee well-being and providing opportunities for individual growth as well as supporting the needs of the communities in which we operate.

•

Product. Part of our sustainability pledge is to conduct product and packaging assessments through an ESG lens to drive business decisions aligned with optimized ESG performance and a steadfast commitment to quality. This pillar is focused on inspiring innovation, unlocking new opportunities to help advance bioprocessing and ultimately, to advance the manufacture of medicines that improve human health.

•

Planet. We strive to minimize the waste, water and energy impacts as they relate to our supply chain. By taking steps to proactively increase efficiencies of our process inputs and outputs, we will strengthen the deep connection between environment and economy. This pillar is focused on minimizing the environmental impacts of our day-to-day operations and in our products’ lifecycles to help protect the environment for future generations.

Our CRT is led by a member of the Company’s leadership team, and reports to the Company’s CEO and the Chair of the Nominating and Corporate Governance Committee. The CRT drives our ESG initiative, including our sustainability strategy, processes and reporting on sustainability topics. The CRT internally champions and coordinates the Company’s commitment to sustainable practices.

In January 2021, the CRT selected a sustainability and ESG reporting software to accelerate our data collection, aggregation, management, auditing, forecasting and reporting expectations. Data including utility use and water use is being collected for sites around the globe and will provide valuable baseline information as we track progress against carbon reductions and other ESG targets.

Recognizing the importance and scope of our sustainability goals, the Company has aligned with several external organizations we believe offer valuable guidance and relevant reporting frameworks including:

•

United Nations Global Compact (“UNGC”): Repligen became a UNGC participating member in July 2020. The UNGC is a voluntary organization that aims, in part, to help companies conduct business responsibly and sustainably by aligning their strategies and operations with Ten Principles on human rights, labor, environment and anti-corruption; and by taking strategic actions to advance broader societal goals, such as the United Nations Sustainable Development Goals (“SDGs”), with an emphasis on collaboration and innovation.

•

Sustainable Development Goals Ambition (“SDG Ambition”): Repligen joined the SDG Ambition program in January 2021. SDG Ambition is an accelerator initiative that aims to challenge and support participating companies of the UNGC in setting ambitious corporate targets and accelerating integration of SDGs into core business management. SDG Ambition enables companies to move beyond incremental progress and step-up transformative change – unlocking business value, building business resilience, and enabling long-term growth.

Repligen Corporation	24	2021 Proxy Statement

•

Sustainability Accounting Standards Board (“SASB”) Alliance: Repligen became a SASB Alliance member in August 2020. The SASB Alliance is a program of the SASB Foundation, the organization that funds the standard-setting work of the SASB. The SASB Alliance provides education and resources that help people and organizations apply SASB standards to their own work.

•

Bio-Process Systems Alliance (“BPSA”): The BPSA is an industry-led international industry association dedicated to encouraging and accelerating the adoption of single-use manufacturing technologies (“SUTs”) used in the production of biopharmaceuticals and vaccines. Repligen joined BPSA in 2019 and, since March 2020, has contributed resources to two committee rosters: the Transit Testing Technical Committee; and the Sustainability Council. The latter provides member stakeholders information on how SUTs support the biomanufacturing industry’s call for sustainability.

We plan to leverage guidance from the SASB standards for the medical equipment and supplies industry. We have identified key disclosure topics that we believe reflect areas most critical and relevant to the Company and our industry, where we play an important role in human health, as a key supplier of the tools and technologies that improve and optimize the process for manufacturing biological medicines. As we advance our sustainability program, we are considering a number disclosure and/or reporting frameworks including the Task Force on Climate-related Financial Disclosures (“TCFD”), the framework of the Climate Disclosure Standards Board (“CDSB”), the Science Based Target Initiative (“SBTi”) and the Global Reporting Initiative (“GRI”).

The Company will continue to evolve our ESG disclosures to provide shareholders and other stakeholders increased visibility into our ESG activities.

Shareholder Engagement

Our Board and executive team value the views and insights of our shareholders. We meet regularly with our shareholders through a robust schedule of investor meetings, conferences, roadshows and other events. Over the last several years, we have also expanded our shareholder engagement program to include outreach meetings with shareholder stewardship representatives regarding proxy, governance and sustainability initiatives.

During 2020, we reached out to proxy governance and sustainability teams at institutions representing over 70% of outstanding shares and engaged directly with institutions representing approximately 50% of outstanding shares. This effort was led by our Board Chairperson, Karen A. Dawes, who also serves as Chair of our Nominating & Corporate Governance Committee and who was a member of our Audit Committee; Nicolas M. Barthelemy, who serves as Chair of our Compensation Committee and is a member of our Nominating & Corporate Governance Committee; and Glenn Muir, who serves as Chair of our Audit Committee and is a member of our Compensation Committee. Each participated in several of these meetings, and some meetings included Tony J. Hunt, our President and CEO, as appropriate. Discussions at these shareholder meetings covered a range of topics including our financial performance and business strategies, say-on-pay, governance and risk management, diversity and inclusion, and environmental and social matters. For further detail on our say-on-pay discussions with shareholders during 2020, please see “Compensation Discussion and Analysis – Board and Compensation Committee Consideration of Shareholder Advisory Votes on Compensation” on page 36.

Our shareholder engagement activities have guided our Board meeting agendas and have led to governance enhancements that help us address the issues that matter most to our shareholders. We consider this ongoing engagement process important in creating long-term value, maintaining a culture of integrity, compliance and sustainability, and informing our ESG activities.

Repligen Corporation	25	2021 Proxy Statement

BOARD MEETINGS AND COMMITTEES

The Board met six (6) times during the fiscal year ended December 31, 2020. During the fiscal year ended December 31, 2020, each director attended 100% of each of: (i) the total number of meetings of the Board (held during the period for which he or she had been a director); and (ii) the total number of meetings held by all committees of the Board on which such director served (during the periods that he or she served). The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each standing committee has a charter that has been approved by the Board. Each standing committee reviews the appropriateness of its charter periodically, as conditions dictate, but at least annually.

Audit Committee

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and currently consists of Mr. Muir, Mr. Ryan and Ms. Eglinton Manner. Ms. Eglinton Manner replaced Ms. Dawes as a member of the Audit Committee in February 2021. The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth below, including but not limited to:

•	Appointing, compensating, retaining and overseeing the independence of the Company’s independent registered public accounting firm;

•	Overseeing the work performed by any independent registered public accounting firm, including conduct of the annual audit and engagement for any other services;

•

Assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Company to the SEC, the Company’s shareholders or to the general public, and (ii) the Company’s internal financial and accounting controls;

•	Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;

•

Establishing procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	Engaging advisors as necessary; and

•	Serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder.

The Audit Committee met five times during the fiscal year ended December 31, 2020. Mr. Muir currently serves as Chairperson of the Audit Committee. The Board has determined that Mr. Muir qualifies as an “audit committee financial expert” under the rules of the SEC. The Board has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq’s director independence standards and the SEC’s heightened director independence standards for audit committee members as determined under the Exchange Act.

The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at http://www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

Compensation Committee

The Compensation Committee, of which Mr. Barthelemy, Mr. Muir and Dr. Mhatre are currently members, is responsible (among other duties and responsibilities) for:

•	Discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers;

•	Administering the Company’s cash incentive compensation and equity incentive plans;

•	Reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations;

•	Reviewing and making recommendations to management on company-wide compensation programs and practices;

Repligen Corporation	26	2021 Proxy Statement

•	Taking final action with respect to the individual salary, bonus and equity arrangements of the Company’s CEO and other executive officers; and

•

Recommending, subject to approval by the full Board, new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for issuance thereunder) for which shareholder approval is required or desirable.

The Compensation Committee met five times during the fiscal year ended December 31, 2020. Mr. Barthelemy serves as the Chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent within the meaning of the SEC and Nasdaq’s director independence standards.

The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board consists of Ms. Dawes, Mr. Barthelemy and Mr. Ryan. The Nominating and Corporate Governance Committee met twice during the fiscal year ended December 31, 2020. The Nominating and Corporate Governance Committee is responsible for:

•	Identifying individuals qualified to become members of the Board, and selecting or recommending that the Board select the director nominees for election;

•	Monitoring compliance with and periodically reviewing the Code of Business Conduct and Ethics; and

•	Overseeing the Company’s practices and proposed initiatives related to ESG matters.

The Nominating and Corporate Governance Committee may also consider director nominees recommended by the Company’s shareholders as described above.

Ms. Dawes serves as the Chairperson of the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the SEC’s and Nasdaq’s director independence standards.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

Repligen Corporation	27	2021 Proxy Statement

PROPOSAL 2

RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to serve as independent auditors for the fiscal year ended December 31, 2020. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002. In accordance with standing policy, Ernst & Young LLP periodically changes the personnel who work on the audits of the Company.

Audit and Non-Audit Fees

The following sets forth the aggregate fees billed by Ernst & Young LLP to the Company and incurred by the Company during the fiscal years ended December 31, 2020 and 2019:

	FY2020	FY2019
Audit Fees	$2,152,000	$3,333,000
Audit Related Fees	468,000	215,000
All Other Fees	—	3,000

Total	$2,620,000	$3,551,000

Audit Fees

Fees for audit services were approximately $2,152,000 and $3,333,000 for the fiscal years ended December 31, 2020 and 2019, respectively. These amounts included fees associated with the annual audit of the consolidated financial statements, reviews of the Company’s Form 10-Q and fees associated with the statutory filings and filings with the SEC.

Audit Related Fees

For the fiscal year ended December 31, 2020, the Company incurred fees of approximately $468,000 for due diligence activities related to the acquisitions of EMT, NMS and ARTeSYN and to the December 2020 stock offering.

Tax Fees

Fees billed for tax services were approximately $10,000 for the fiscal year ended December 31, 2018. This amount included fees associated with tax compliance, consulting and related services.

All Other Fees

Ernst & Young LLP billed $3,000 in additional fees in 2019 relating to a subscription to Ernst & Young LLP’s online accounting research service.

The Audit Committee of the Board has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”), to ensure that all audit and permitted non-audit services provided to the Company are approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Ernst & Young LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before Ernst & Young LLP may provide the services. Any pre-approved services exceeding the limits pre-approved by the Audit Committee must again be pre-approved by the Audit Committee. All of the audit-related, tax and all other services provided by Ernst & Young LLP to the Company for the fiscal year ended December 31, 2020 were pre-approved by the Audit Committee. All non-audit services provided in the fiscal year ended December 31, 2020 were reviewed with the Audit Committee, which concluded that the provisions of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In connection with the audit for the fiscal year ended December 31, 2020, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to refer to such disagreement in connection with their report.

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A member of Ernst & Young LLP is expected to be present at the virtual Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Accordingly, the Board believes ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its shareholders and recommends a vote FOR the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal year 2020. The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm Ernst & Young LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and its independent registered public accounting firm throughout the financial reporting process.

The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or under the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee currently consists of Mr. Muir, Chairperson, Ms. Eglinton Manner and Mr. Ryan. Ms. Eglinton Manner replaced Ms. Dawes as a member of the Audit Committee in February 2021. The Audit Committee has the responsibility and authority described in the Repligen Audit Committee Charter, which has been approved by the Board. The Board has determined that the members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act, as amended, and the applicable rules of the National Association of Securities Dealers, Inc. and that Mr. Muir qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management of the Company and Ernst & Young LLP the audited financial statements included in the Company’s Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended December 31, 2020, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed the Company’s quarterly financial statements for the first three fiscal quarters during the fiscal year ended December 31, 2020 and discussed them with both the management of the Company and Ernst & Young LLP prior to including such interim financial statements in the Company’s Quarterly Reports on Form 10-Q (“Form 10-Q”). In connection with the Company’s Form 10-K for the fiscal year ended December 31, 2020 and the Form 10-Q for each of its first, second and third fiscal quarters of the fiscal year ended December 31, 2020, the Audit Committee discussed the results of the Company’s certification process relating to the statements in the Company’s Form 10-Qs, as well as financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The audit committee also discussed with Ernst & Young LLP the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees, and the SEC. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter from Ernst & Young LLP as required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP their independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with Ernst & Young LLP to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has also evaluated the performance of Ernst & Young LLP, including, among other things, the amount of fees paid to Ernst & Young LLP for audit and non-audit services. Based on its evaluation, the Audit Committee has selected Ernst & Young LLP to

Repligen Corporation	29	2021 Proxy Statement

serve as the Company’s auditors for the fiscal year ending December 31, 2021. The shareholders of the Company are being asked to ratify the selection of Ernst & Young LLP as the Company’s independent public accounting firm in Proposal 2 of this Proxy Statement.

The Audit Committee met five times during the fiscal year ended December 31, 2020. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC, and the Board approved such inclusion.

Respectfully submitted by the Audit Committee,

Glenn P. Muir, Chairperson

Karen A. Dawes (member of the Audit Committee through February 2021)

Thomas F. Ryan, Jr.

Repligen Corporation	30	2021 Proxy Statement

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our shareholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in the section entitled “Compensation Discussion and Analysis” and in the accompanying tables and narrative disclosure, our executive compensation programs are designed to motivate our executive officers to enhance shareholder value, to provide a fair reward for this effort and to stimulate our executive officers’ professional and personal growth. The Company seeks to provide near-term and long-term financial incentives that align the executive officers’ interest with those of the shareholders and focus executive officer behavior on the achievement of near-term corporate goals, as well as long-term business objectives and strategies. We believe that this alignment between executive compensation and shareholder interests has driven corporate performance over time.

Our shareholders voted on May 18, 2017, to have advisory votes every year to approve the compensation paid to the Company’s NEOs, and we have adopted that approach. The Board and Compensation Committee make executive compensation decisions every year, and our directors will look to the annual advisory vote for information to be taken into account when they make decisions with respect to our compensation philosophy, policies and practices. Accordingly, we are asking our shareholders to vote FOR the following non-binding, advisory resolution on the approval of the compensation of the Company’s NEOs as disclosed in this proxy statement:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

We urge you to read the Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative disclosure for additional details on the Company’s executive compensation, including our governance, framework, components, and the compensation decisions for the NEOs for the fiscal year ended December 31, 2020.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and the Company’s executive compensation principles, policies and procedures.

The Board recommends that shareholders vote FOR approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board, which is comprised solely of independent directors within the meaning of applicable rules of Nasdaq, outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, is responsible for developing executive compensation policies and advising the Board with respect to such policies and administering the Company’s cash and equity incentive plans. The Compensation Committee sets performance goals and objectives for the CEO and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews non-employee director compensation. All decisions with respect to executive compensation are approved by the Compensation Committee and all decisions with respect to director compensation are recommended by the Compensation Committee to the full Board for approval.

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The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee:

Nicolas M. Barthelemy, Chairperson

Glenn P. Muir

Rohin Mhatre, Ph.D.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) describes our executive-compensation philosophy and program as reported in the executive-compensation tables that follow, which provide information relating primarily to compensation decisions for the following 2020 NEOs of the Company:

2020 Named Executive Officers	Position(s)
Tony J. Hunt	President, Chief Executive Officer and Director
Jon K. Snodgres	Chief Financial Officer
Ralf Kuriyel	Senior Vice President, Research and Development

2020 Year in Review

For the fiscal year ended December 31, 2020, we made strong progress toward our long-term goals through a combination of organic growth, new product development and success of recent acquisitions. We are keenly focused on achieving our corporate goals, in alignment with our broader purpose to return long-term value to our customers and shareholders.

Among our accomplishments in the fiscal year ended December 31, 2020 were the following:

Overall Revenue Growth and Key Drivers of Revenue Growth

•	Revenue increased to $366.3 million, an overall gain of 36% year-over-year, including organic growth of 29%.

•	Revenue from COVID-19 related programs contributed approximately $46 million, or 13% of overall revenue and 17 points of our overall growth, primary through Filtration and Chromatography sales.

•

We continued to penetrate cell and gene therapy accounts, where our single-use systems are well suited to plasmid and viral vector (lentivirus and adenovirus) manufacturing workflows. Sales into gene therapy accounts increased by 30% to approximately $54 million, or 15% of overall revenue, primarily through Filtration, Chromatography and Proteins sales.

Revenue Growth by Franchise

•	All four of our franchises delivered strong double-digit revenue growth. Our largest and most diverse business, Filtration, was our strongest grower, up 46% year-over-year.

•

Chromatography delivered 14% overall growth, and approximately 13% organic growth. Within this franchise, OPUS® pre-packed chromatography column volume increased approximately 30%, and we progressed on our plan to transition more customers to drop shipping of resins, to eliminate resins pass through costs and improve OPUS margins.

•	In our first full year of ownership of C Technologies, Inc., our Process Analytics franchise delivered 30%+ growth (pro forma), above the historical growth rate for the business.

•	Our Proteins business delivered 24% organic growth, with exceptional strength in growth factors product and COVID-19 tailwinds in our affinity ligands product lines.

Revenue Growth by Franchise

•	We continued to invest in R&D for future growth, with approximately 6% of revenue reinvested into new product development.

•

We launched innovative new products including a gamma-irradiated version of our TangenX® SIUS® flat sheet cassettes, providing customers with the convenience of a fully assembled, closed and irradiated system.

•	Through our collaborations with Navigo Proteins GmbH and Purolite Life Sciences, we developed a spike protein resin for the purification of protein-based COVID-19 vaccines.

•

In our first full year of marketing our highly innovative KrosFlo® TFDF® system to improve fed-batch harvest clarification, we exceeded our revenue expectations and expanded applications for this technology from monoclonal antibody manufacturing into viral vector processes. This disruptive technology was well received by our customers in the industry.

Repligen Corporation	33	2021 Proxy Statement

•	We completed R&D work on next-generation Alternating Tangential Flow (“ATF”) controllers used in upstream perfusion and N-1 cell culture processing.

•	Finally, we completed development work on next-generation FlowVPE technology which will be used for accurate, automated, in-line protein concentration measurement.

•	Our capital expenditures of $26.3 million supported facility expansions to increase our manufacturing capacity and IT systems investments.

Strategic Acquisitions

•

We successfully completed a series of three acquisitions to expand our systems offering beyond upstream filtration, and into chromatography and downstream filtration. We acquired EMT, NMS and ARTeSYN for $248.7 million, including cash of approximately $175 million, net of issuance costs, approximately $70 million in Repligen Common Stock and approximately $4 million of other consideration.

•

We acquired EMT, an innovator and manufacturer of single-use silicone assemblies and components used in the manufacturing of biologic drugs. We recorded revenue from EMT of $3.7 million from July 13, 2020 to December 31, 2020.

•

We acquired NMS, a manufacturer of fabricated plastics, custom containers, and related assemblies and components used in the manufacturing of biologic drugs. We recorded revenue from NMS of $0.6 million from October 20, 2020 to December 31, 2020.

•

We acquired ARTeSYN, an established innovator in biosystems with a suite of state-of-the-art single-use systems for filtration, chromatography, continuous manufacturing and media/buffer prep. The $204.0 million acquisition was funded through payment of $130.7 million in cash and issuance of 372,990 unregistered shares of the Company’s Common Stock totaling $69.4 million. We recorded revenue from ARTeSYN of $2.0 million from December 3, 2020 to December 31, 2020.

Other Significant Achievements

•	We continue to scale our organization, significantly expanding our commercial team and operations team.

•

We raised approximately $298 million, net of underwriting discounts, commissions and other estimated offering expenses, from the issuance of the Company’s Common Stock in December 2020 to support potential acquisitions and internal investments in working capital.

•	We completed our Phase 2 implementation of a new worldwide SAP Enterprise Resource Planning system (“SAP”).

•	We generated free cash flow of $36.3 million and reported cash and cash equivalents of $717.3 million as of December 31, 2020.

In summary, we surpassed our business and financial goals for 2020, staying true to our course of creating and leading new markets through technology innovation. We focused on differentiated products suited to the complexities and pressures of modern biopharmaceutical manufacturing; with single-use and flexible solutions that are “inspiring advances in bioprocessing.”

COVID-19 Business Impacts

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a pandemic. During 2020, our revenues were positively affected by the COVID-19 pandemic. However, the extent to which the COVID-19 pandemic affects our future financial results and operations will depend on future developments that are highly uncertain and cannot be predicted, including the recurrence, severity, and/or duration of the ongoing pandemic, and current or future domestic and international actions to contain and treat COVID-19. Our team is driven to make a difference during the pandemic and made tremendous efforts to manufacture and deliver critical bioprocessing equipment and consumable products to our customers, and to scale our operations to keep pace with accelerating demand.

We continue to follow public and private sector policies and initiatives to reduce the transmission of COVID-19, such as the imposition of travel restrictions and the promotion of social distancing and work-from-home arrangements. We are taking a variety of measures to ensure the availability and functioning of our critical infrastructure, to promote the safety and security of our employees and to support the communities in which we operate. These measures include increasing our inventory, requiring remote working arrangements for employees who are not integral to physically making and shipping our products or who do not need specialized equipment to perform their work, restricting on-site visits by non-employees and investing in personal protective equipment. Beginning on April 2, 2020,

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temperature screening was required upon entering our facilities and face masks were required to be worn by all employees and contractors. On December 16, 2020, we expanded this monitoring at select sites by commencing mandatory, weekly on-site qPCR testing of employees for COVID-19. Currently, we require this testing at our California, Massachusetts, New Jersey and New York sites using a third-party service provider.

Compensation Philosophy

The Company’s compensation philosophy is to provide compensation that will attract and retain high-performing talent in our industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value and provide a fair reward for executive effort and stimulate professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the shareholders and focus executive officer behavior to achieve both near-term corporate goals and long-term business objectives and strategies.

It is the responsibility of the Compensation Committee of the Board to administer the Company’s compensation programs to ensure that they are competitive with other bioprocessing, healthcare supply and biotechnology companies and to include incentives that are designed to appropriately drive the Company’s continued development to create shareholder value. The Compensation Committee reviews and approves all components of the Company’s executive officer compensation, including base salaries, annual cash incentive compensation, and equity incentive compensation.

Compensation Objectives

The Company’s compensation programs for its executive officers are designed to provide the following:

•

Salaries and total compensation that are competitive with other bioprocessing, healthcare supply and biotechnology companies with which the Company competes for talent, determined by comparing the Company’s pay practices with these companies;

•

Equity incentive compensation, including performance-based equity awards, to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees, thereby aligning the executive officers’ interests with those of shareholders; and

•	Annual cash incentive compensation that motivates the executive officers to manage the business to meet the Company’s near-and long-term objectives.

The following features of our compensation programs are designed to protect and promote the interests of our shareholders while aligning executive compensation with performance. Below we summarize practices we follow to incent performance and retain leadership, and practices we do not follow because we do not believe they serve the long-term interests of our shareholders:

	We Do		We Don’t

✓

Pay for Performance: We emphasize performance-based compensation that aligns the interests of our shareholders and executive officers through the use of both near-term cash incentive compensation and longer-term equity awards subject to both time and performance-based vesting.

		X	Hedge or Pledge: We do not allow executive officers to engage in hedging or pledging of our securities.

✓

Benchmark: We maintain an industry-specific peer group for annual benchmarking of executive compensation. This benchmarking is a key factor among those used to determine appropriate compensation for our NEOs.

		X	Re-Pricing: We do not allow for re-pricing of underwater stock options without shareholder approval.

✓	Benefits: We offer market-competitive benefits for executives that are consistent with the benefits we offer all our employees.	X	Gross up Payments: We do not provide tax gross-up payments for our executive officers.

✓	Consult: We consistently engage an independent compensation consultant to advise on compensation levels and practices.	X	Excess Perquisites: We do not allow for more than minimal perquisites, such as relocation benefits.

continued on the next page

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Executive Compensation Practices Table - continued

	We Do		We Don’t

✓	Risk Assessment: We perform an annual compensation risk assessment.	X	Executive Retirement Benefits: We do not provide supplemental executive retirement plans, nonqualified defined contribution or deferred compensation plans to our executive officers.

✓	Stock Ownership Requirements: We maintain stock ownership guidelines that require our directors, our CEO and our NEOs to maintain a specified level of ownership.	X	Guaranteed Bonuses: We do not provide guaranteed bonuses to our executive officers.

✓	Thresholds and Caps on Incentive Payouts: We have minimum thresholds and maximum payout caps on near- and long-term performance-based incentive compensation.

✓	Clawback: We have a clawback policy and may claw back all or a portion of cash and equity incentive compensation paid to NEOs in the event of a financial accounting restatement.

✓

Double Trigger: We provide each NEO severance benefits that are triggered only upon a qualifying termination of employment following a change-in-control (i.e., double trigger), except for a one-time special long- term equity award to the CEO(1).

(1)	The one-time special award was designed to protect shareholder interests in the event of an unwelcome acquisition proposal.

Board and Compensation Committee Consideration of Shareholder Advisory Votes on Compensation

In evaluating our executive compensation programs for the fiscal year ended December 31, 2020, the Compensation Committee considered the shareholder advisory vote on our executive compensation, (the “say-on-pay vote”), for the fiscal year ended December 31, 2019, which was approved by 71.4% of the votes cast.

Leading up to and following our 2020 Annual Meeting of Shareholders, we contacted shareholders, representing over 70% of our outstanding Common Stock, with a focus on seeking their views on our executive compensation programs. We engaged directly with institutions representing approximately 50% of outstanding shares. These engagements generally represented our largest shareholders. Discussions with these shareholders were generally led by one or more of the following: our Board Chairperson, who also chairs the Nominating and Corporate Governance Committee, the Chair of our Audit Committee, who sits on the Compensation Committee, and the Chair of our Compensation Committee.

All feedback received was shared and discussed with the Compensation Committee and the full Board. On-going discussions with shareholders provide an opportunity for us to receive input from our shareholders regarding program design and details and to discuss the philosophy and structure of our executive compensation programs, all of which help to guide us in refining the design of our compensation program and in the preparation of our executive compensation disclosure in our annual proxy statement.

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This outreach began prior to our 2020 Annual Meeting of Shareholders and continued into the fall of 2020. Our engagement with shareholders occurred through conference calls that enabled shareholders to offer their perspectives and ask questions directly to the Company representatives participating on the calls. These interactions were constructive and the collective feedback from these calls was presented to the Board and Compensation Committee for consideration.

Shareholder feedback regarding Repligen’s governance positions, our financial performance and our ambition to issue our first Corporate Social Responsibility (“CSR”) report for Repligen in 2021 was generally positive. We also received constructive input on executive compensation which we have considered as we ensure that our practices continue to align overall with best-in-class expectations.

Below we provide a summary of key feedback received as related to executive compensation. Where these topics have been considered by the Board and the Compensation Committee, we have included our views and responses:

What We Heard	How We Responded

🌑 Consider increasing the PSU portion of the total LTI award and provide greater visibility into the PSU element of our LTI compensation.

The Compensation Committee first introduced PSUs in 2019 to increase the percentage of LTI awards that are performance-based, in addition to stock options, the value of which the Compensation Committee considers to be reflective of business performance. The Compensation Committee believes it is prudent to take a staged approach to the implementation of PSUs. Given that the first 3-year vesting period is not yet complete, the Compensation Committee determined that it would be premature to make changes to the weighting of LTI directed to PSU awards.

The PSU portion of the total LTI component of our executive compensation program is currently set at 25%. PSU awards have cliff vesting and they are earned only if we achieve 3-year goals for ROIC and 3-year revenue growth goals, which are set at challenging levels.

Each year during the annual compensation review, the PSU program is assessed, ensuring that it meets our compensation goals and that it is optimized in the context of the broader bioprocessing market in order for us to set challenging, above-market goals for achievement. Accordingly, the Compensation Committee set sequentially more aggressive 3-year ROIC and 3-year revenue growth goals for 2020 and 2021 PSU awards. The Compensation Committee also modified the 2021 program to encompass the impact of acquisitions in the organic growth portion of revenue goals.

The Compensation Committee carefully considered providing more detail on the specific ROIC and revenue growth goals applicable to the PSUs and determined that disclosure of more specifics on these goals prior to the end of the performance period would be against industry norms and would result in competitive harm; however, the Compensation Committee may choose to disclose the specific goals when it first reports on levels of achievement after the end of the performance period.

🌑  One or more shareholders indicated their interest in increasing the CEO stock ownership requirements. Shareholder views on appropriate minimum levels varied, generally ranging from three- to five-times base salary.

One or more shareholders indicated their interest in stock ownership requirements for NEOs other than the CEO.

The Compensation Committee has (i) approved an increase in minimum CEO stock ownership requirement from one times base salary to five times base salary and (ii) has adopted stock ownership guidelines that apply to all NEOs, at a level of one times base salary.

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What We Heard	How We Responded

🌑 Disclose minimum performance thresholds and maximum payout caps on short-term incentive plans for NEOs.

Repligen’s short-term incentive plan for NEOs has customarily included minimum performance thresholds and maximum payout caps. The Compensation Committee has approved the disclosure of these thresholds and caps, based on feedback from discussions with shareholders. The threshold and caps set for 2020 Company Objectives are as follows:

Revenue: For 2020, the revenue target represented year-over-year growth of 19%. There is no payout for achievement at or below the threshold of 90% and the maximum payout is set at 150%, which equates to achievement of at or above 110% of target.

Adjusted Earnings Per Share (“EPS”): For 2020, the target represented year-over- year growth of 3%. There is no payout for achievement at or below the threshold of 70%, and the maximum payout is set at 150%, which equates to achievement of at or above 130% of target.

Compensation Evaluation Processes

The Company’s executive officer compensation consists of three primary components: base salary, annual cash incentive compensation and equity incentive compensation. Each of these components is intended to complement the others, and taken together, to satisfy the Company’s compensation objectives. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, the executive’s functional performance, experience and responsibilities, and the compensation of executive officers in similar positions in our peer group of companies.

Role of Compensation Consultant

In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts. In the fiscal year ended December 31, 2020, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist the Compensation Committee in assessing the competitiveness and effectiveness of the Company’s executive compensation programs. In addition, our finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

The Compensation Committee has assessed any potential conflicts of interest raised by the work of Meridian, our compensation consultant, pursuant to SEC rules and has determined that no such conflict of interest exists.

During the fiscal year ended December 31, 2020 and in January and February 2021, the Compensation Committee held meetings with management and representatives of Meridian to:

•	Review our compensation objectives;

•	Review the actual compensation of our executive officers for consistency with our objectives;

•	Analyze trends in executive compensation;

•

Assess our variable cash compensation structure, as well as incentive plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the Company and its shareholders;

•	Assess our equity-based awards programs against our objectives of executive incentive, retention and alignment with shareholder interests;

•	Review our peer group and consider appropriate changes related to the realignment of our business;

•	Benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	Review recommendations for fiscal year 2021 compensation for appropriateness relative to our compensation objectives.

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Use of Peer Group to Benchmark Compensation

In January 2020, Meridian provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentive value and design and target total compensation for executives, and cash and equity compensation for non-employee directors, of comparable companies in the biotechnology and health care supplies industries. In performing this analysis, Meridian used a peer group of 19 biotechnology and health care supply companies, which was reviewed and approved by our Compensation Committee. Each year, Meridian, in conjunction with our Compensation Committee, revaluates our peer group in light of developments in the market and our industry. As a result of this review, five companies were added to the peer group and three companies were removed from the peer group compared to the prior year. The companies included in the peer group had revenues with a median of $426.0 million, as compared to the Company’s total revenue of $270.2 million in fiscal year 2019.

The peer group used in the report presented for consideration of 2020 compensation decisions and approved by the Compensation Committee consisted of the following companies:

AMAG Pharmaceuticals, Inc.	Fluidigm Corporation	Mesa Laboratories, Inc.
Amarin Corporation plc	Globus Medical, Inc.	Neogen Corporation
Anika Therapeutics, Inc.	Halozyme Therapeutics Inc.	NeoGenomics, Inc.
Atricure, Inc.	Luminex Corporation	NovoCure Limited
Bio-Techne Corporation	Medpace Holdings, Inc.	Sarepta Therapeutics, Inc.
Brooks Automation, Inc.	Meridian Biosciences, Inc.	Supernus Pharmaceuticals, Inc.
Coherus Biosciences, Inc.

The Compensation Committee uses the peer group compensation data as one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation decisions.

While the Compensation Committee generally targets each NEO’s total compensation to be within a competitive range of the 50th to 75th percentile of the peer group, it considers a number of additional factors to determine the appropriate level of each NEO’s total compensation and each component of compensation, including Company performance and the relevant executive’s performance, experience, responsibilities and impact. Due to these other factors, the Compensation Committee may set an NEO’s compensation below, at or above the 50th percentile of the peer group.

Annual Review of Long-Term Incentives

Since 2013, the Compensation Committee has made annual grants of stock options and/or restricted stock units subject to time-based vesting to align the executive officers’ financial interest with those of shareholders and, in 2019, we introduced PSUs to our long-term equity incentive compensation program. The Compensation Committee believes that equity incentives, in the form of stock options, restricted stock units and restricted stock awards, subject to vesting over time or upon achievement of performance objectives, are effective vehicles to align individual and team performance with the achievement of the Company’s strategic and financial goals over time, retain our NEOs and align the interests of our NEOs with those of our shareholders.

Stock options allow our executive officers to purchase a fixed number of shares of our Common Stock for a fixed price (i.e., exercise price) over a fixed period of time. The exercise price is set at the closing price of a share of Company Common Stock on the date of grant. A stock option only has value if our share price exceeds the exercise price of the option. Each grant of a restricted stock unit and restricted stock award corresponds in value to a single share of Company Common Stock. Therefore, the value of these grants is directly affected by increases and decreases in our share price.

In February 2020, the Compensation Committee granted to the NEOs, time-based stock options and restricted stock units of which vest over a three-year period and PSUs that are earned and vest based on the extent to which certain pre-determined performance metrics are met by the end of a three-year performance period. The size of these grants is based on target long-term incentive levels for each of the NEOs.

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Executive Compensation

Base Salary

Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Each executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives within our peer group. Base salary is typically reviewed annually. The Compensation Committee believes that the base salaries paid to our executive officers during the fiscal year ended December 31, 2019 achieved the Company’s compensation objectives. Base salaries for the named executive officers for 2020, 2019 and 2018 are as follows:

Name	2021 Base Salary ($) (1)	2020 Base Salary ($) (1)	2019 Base Salary ($)	Base Salary Increase in 2021 vs. 2020 (%)	Base Salary Increase in 2020 vs. 2019 (%)
Tony J. Hunt	761,000	725,000	685,000	5	6
Jon K. Snodgres	432,954	393,594	371,315	10	6
Ralf Kuriyel	363,384	346,080	336,000	5	3

(1)

The compensation report prepared by Meridian showed that the 2021 and 2020 base salaries of these NEOs are competitive with the 50th percentile among the Company’s 2020 peer group as disclosed above. These base salary increases were based on each NEO’s performance, qualifications, experience, responsibilities and Meridian’s survey of the publicly disclosed compensation for similar positions at companies in the peer group.

Annual Cash Incentive Compensation (Short-Term Incentive) Plan

In 2020, the NEOs were eligible to earn cash incentive bonuses under the Annual Cash Incentive Compensation Plan (“Plan”), to incentivize and reward NEOs for achieving certain performance goals that drive Company performance, align pay and performance, and support the long-term growth of the Company.

The Company’s NEOs, other than the CEO, were eligible to receive annual cash incentive compensation based on achievement of (i) Company-wide performance goals (the “Company Objectives”) and (ii) performance objectives tied to individual results for their respective functional areas (“Individual Performance Objectives”). As the Company’s current President and CEO, Mr. Hunt is responsible for developing company strategy and overseeing all of the Company’s corporate functions, product development and commercial activities. Because of his role and responsibilities, Mr. Hunt’s incentive payout is calculated based solely on Company Objectives to closely align his compensation with the Company’s performance. The Compensation Committee determined each NEO’s annual cash incentive compensation after the end of fiscal 2020, which was calculated as a percentage of the executive officer’s target annual cash incentive compensation (“Target Award”).

At the beginning of 2020, the Compensation Committee established each NEO’s Target Award at a level that represents a meaningful portion of each NEO’s cash compensation. In addition, the Compensation Committee set threshold, target and maximum performance goals and related payout levels taking into account annual cash incentive compensation levels for comparable positions within our peer group and our own historical practices. A NEO could earn between 0% and 150% of the NEO’s Target Award for achievement of Corporate Objectives, dependent upon the level of achieved performance.

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Annual Cash Incentive Compensation (Short-Term Incentive) Plan Protocol

The Compensation Committee administers the Plan:

1.

At the beginning of the fiscal year, the CEO, with assistance from senior management, proposes annual Company Objectives, Individual Performance Objectives, measurement criteria and weightings, subject to review and approval by the Compensation Committee.

2.

At the beginning of the following fiscal year, the CEO evaluates performance levels and the achievement of these annual Company Objectives and Individual Performance Objectives, which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants (except the CEO) are submitted by the CEO to the Compensation Committee for review and approval.

3.

The Compensation Committee determines the size of the overall bonus pool and the bonus awards for individual participants based on the Target Awards, the Company’s performance against the Company Objectives and, in the case of executive officers other than the CEO, Individual Performance Objectives.

Selection of 2020 Performance Measures and Goals

Generally, the Company must attain a minimum of 80% overall achievement of its Company Objectives for any payment to be made pursuant to the Plan, and the Compensation Committee may, at its discretion, elect to adjust bonuses downward or not to pay bonuses at all. A Target Award and the weight assigned to Company Objectives and Individual Performance Objectives are determined for participants based upon their position and competitive market data derived from our peer group. The final incentive payout is determined for each participant based on the achievement of Company Objectives and Individual Performance Objectives (other than for the CEO, whose annual cash incentive is determined based solely on Company Objectives) defined for each organizational level and position and the Target Award.

Our Company is focused on driving above-industry level growth through internal innovation, acquisitions and expansion of applications for our bioprocessing solutions. With our focus on growth, we believe that adjusted compound annual growth rate (“CAGR”) and adjusted EPS were relevant targets to reflect topline success (revenue), balanced with our ability to leverage investments in R&D, people and capacity (EPS). We attributed equal weighting to each of these Company Objectives. We believe these are objectives that our executive team can directly impact, and that drive shareholder value.

For the 2020 Plan, the Compensation Committee set the following Company Objectives and related payout levels:

•

Adjusted Revenue — The Compensation Committee sets challenging revenue targets. For 2020, the revenue target represented year-over-year growth of 19%, which if achieved would result in a payout of 100% of each NEO’s Target Award with respect to the revenue metric. If achieved performance was at or below 90% of this revenue target, then no payout would be made to the NEOs with respect to the revenue metric. If achieved performance was at or above 110% of the revenue target, then the annual incentive award would be paid at 150% of Target Award (i.e., maximum payout) with respect to the adjusted revenue metric.

•

Adjusted EPS — The Compensation Committee sets challenging adjusted EPS targets. For 2020, the adjusted EPS target represented year-over-year growth of 3%, which if achieved would have resulted in a payout of 100% of each NEO’s Target Award with respect to the adjusted EPS metric. If achieved performance was at or below 70% of the adjusted EPS goal, then no payout would be made to the NEOs with respect to the adjusted EPS metric. If achieved performance was at or above 130% of the adjusted EPS target, then the annual incentive award would be paid at 150% of Target Award (i.e., maximum payout) with respect to the adjusted EPS metric.

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For the fiscal year ended December 31, 2020, the Company established a Target Award and a weighting for Company Objectives and Individual Performance Objectives, which are set forth below:

Individual Annual Cash Incentive Targets(1)

Name	Target Award as % of Salary for the Fiscal Year Ended December 31, 2020	Portion Tied to Company Objectives	Portion Tied to Individual Performance Objectives
Tony J. Hunt	90%	100%	0%
Jon K. Snodgres	50%	60%	40%
Ralf Kuriyel	50%	60%	40%

(1)	Each NEO’s target cash incentive amount is determined using the following formula:
(Base Salary x Bonus Target %) x (Corporate Objectives % + Performance Objectives Tied to Individual Results %) = Cash Incentive Target

For 2020, except for Mr. Hunt, whose incentive payout is calculated solely based on the aforementioned Company Objectives, the Compensation Committee considered a number of factors to determine if a NEO met his or her Individual Performance Objectives, such as achievement of product development and manufacturing goals, controlling costs and other aspects of expense management, functional team development, and attainment of other strategic objectives of the Company. The overall impact of the NEO to the Company was also taken into consideration.

Achievement of 2020 Company Objectives

The following table summarizes target performance goals for revenue and adjusted EPS for the fiscal year ended December 31, 2020:

Company Objectives for the Fiscal Year Ended December 31, 2020
Revenue
Achieve $ 322.0 million in sales revenue
Adjusted Earnings Per Share
Achieve $ 1.10 of adjusted EPS (fully diluted)

The Compensation Committee reviewed our achievement of the Company Objectives and determined that the Company achieved the Company Objectives at 150% of target levels. The Compensation Committee made this determination in consideration of the adjusted consolidated revenue of $360.0 million and adjusted EPS of $1.53 for 2020.

The calculations for adjusted revenue and adjusted EPS, on which achievement of Company Objectives is determined, differ from calculations for reported revenue and adjusted EPS as can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021.

Specifically, the revenue calculation for purposes of achievement of Company Objectives is adjusted (decreased) by $6.3 million versus our reported revenue of $366.3 million, to reflect the impact of our 2020 acquisitions. The adjusted EPS calculation for purposes of achievement of Company Objectives is adjusted (decreased) by a consolidated $0.12 versus our reported adjusted EPS of $1.65, to remove the impacts of 2020 acquisitions and tax benefits related to stock option exercises and vesting of stock units, and to normalize the impacts of investment income and foreign currency exchange.

In 2020, the Compensation Committee implemented multipliers that could increase or decrease the actual bonuses paid in a non-linear manner based upon the degree to which the Company achieves or fails to achieve its revenue and adjusted EPS targets.

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Achievement of Individual Performance Objectives

In addition to the Company Objectives, executive officers, with the exception of Mr. Hunt, also have a component to their annual cash incentive compensation which is determined based upon achievement of Individual Performance Objectives. Our CEO evaluated the actual performance of the other executive officers against these objectives and submitted such evaluations to the Compensation Committee. The ultimate determination of achievement of the Individual Performance Objectives is at the sole discretion of the Compensation Committee. The performance assessment for the Individual Performance Objectives is not calculated on a line-item basis, but rather represents an overall assessment of how the NEO contributed to the success of the Company through and within his or her area of responsibility. The individual objectives are designed to be challenging to achieve at 100%. The Compensation Committee has assessed the attainment of these objectives by Mr. Snodgres and Mr. Kuriyel for 2020.

As the Company’s Chief Financial Officer, Mr. Snodgres is responsible for the Company’s internal systems and financial controls. Specifically, Mr. Snodgres’ Individual Performance Objectives for 2020 included scaling the Company’s global financial organization, the development and successful completion of Phase 2 of the SAP implementation, an upgrade of information security systems and programs, the execution on capital structure initiatives, the closure and integration of the strategic acquisition of EMT, NMS and ARTeSYN, continued improvements in the Company’s financial closing and internal controls processes as well as the continued expansion of both management and external reporting capabilities to enhance business decision making and improve transparency of financial performance. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Mr. Snodgres’ actual performance against his Individual Performance Objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the Individual Performance Objectives for Mr. Snodgres was 150%.

Mr. Kuriyel, the Company’s Senior Vice President of Research and Development, is responsible for leading and overseeing the Company’s R&D and partnering activities to enhance our portfolio of products and services. Mr. Kuriyel’s other Individual Performance Objectives for 2020 included, among other things, developing and launching new products, including Tangential Flow Depth Filtration (“TFDF”) technology, leading key technical collaborations with external partners, in particular Navigo Proteins GmbH and Purolite Life Sciences, developing and expanding our intellectual property for our product portfolio and driving new applications for our products in perfusion and harvest clarification. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Mr. Kuriyel’s actual performance against his Individual Performance Objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the Individual Performance Objectives for Mr. Kuriyel was 200%.

Annual Bonus Incentive Payments under the Plan

The table below shows the annual bonus incentive payments made to our NEOs under the Plan for the fiscal year ended December 31, 2020:

Name	Target Award as % of Salary for the Fiscal Year Ended December 31, 2020 (%)	2020 Individual Performance Objectives Results (%) (1)	2020 Company Objectives Results (%) (1)	2020 Bonus Payout ($) (2)(3)	2020 Overall Achievement % of Target Award) (4)
Tony J. Hunt	90	N/A	150	378,750	150
Jon K. Snodgres	50	150	150	295,196	150
Ralf Kuriyel	50	200	150	294,168	170

(1)

Mr. Hunt’s annual bonus incentive payment is calculated solely based on achievement of Company Objectives to closely align his compensation with the Company’s performance. The bonus incentive payments made to Mr. Snodgres and Mr. Kuriyel are 40% based on achievement of Individual Performance Objectives and 60% based on achievement of Company Objectives.

(2)	2020 Bonus was paid out in March 2021.
(3)

(3) The Compensation Committee awarded Mr. Hunt a bonus of $978,750 for 2020. Actual payout to Mr. Hunt in March 2021 for the 2020 bonus was $378,750. He elected to forego $600,000 of his bonus and recommended that such amount be returned to the bonus pool for re-distribution to other employees in March 2021 in recognition of their extraordinary efforts during the pandemic.

(4)	Overall achievement percentage is based on target bonus.

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Objectives for the Fiscal Year Ending December 31, 2021

Our annual cash incentive compensation program for the fiscal year ending December 31, 2021 is generally consistent with the program for the fiscal year ended December 31, 2020. The Company will continue to solely rely upon revenue and adjusted EPS metrics to determine 100% of Mr. Hunt’s 2021 annual bonus. The other Individual Performance Objectives considered by the Compensation Committee in determining the cash incentive for executive officers, other than Mr. Hunt, for 2021 are as follows:

•	Financial Performance — achieve sales targets, meet gross margin, profit and EPS targets, and implementation of SAP in Ravensburg, Germany, Lund, Sweden and Clifton Park, New York.

•

Product Development — complete launches of next generation XCell ATF controllers, launch the next-generation FlowVPE System and continue to develop next-generation filtration and chromatography consumables and systems.

•

Manufacturing and Quality — improve production throughput, continue to focus on quality and business continuity for customers, complete OPUS expansions in Breda, The Netherlands, increase manufacturing capacity in systems, improve overall quality and support SAP implementation and integrate our 2020 acquisitions.

•

Sales and Marketing — expand field applications and field service presence in North America, Europe and Asia, execute on plans for the 2020 acquisitions of EMT, NMS and ARTeSYN and on gene therapy marketing program, support launch of new products and drive product adoption for TFDF and next-generation products.

•

Business and Corporate Development — evaluate and execute on new product and acquisition targets, execute on employee programs — diversity, equity and inclusion program, training and leadership skills development and the next phase of the ESG initiative.

Equity Incentive Compensation

The Compensation Committee believes that equity incentives in the form of stock options and restricted stock units subject to vesting over time and PSUs are an effective vehicle for long-term compensation. Equity incentives align individual and team performance with the achievement of the Company’s strategic and financial goals, long-term value creation, and shareholders’ interests. PSUs reward executive officers only if the Company meets certain specified financial and/or operational metrics. Stock options reward executive officers only if the stock price increases from the date of grant over time. Restricted stock units are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price from the market price at the date of grant.

For the fiscal year ended December 31, 2020, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

•	the performance of the Company during the fiscal year;

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;

•	the number of restricted stock units held by the executive officers;

•	the vesting schedule of the unvested equity awards held by the executive officers;

•	the financial statement impact of any equity award;

•	the amount and percentage of the total equity on a diluted basis held by the executive officers; and

•	the available shares under the Company’s equity incentive plan.

As shown in the following graph, the target split of the long-term equity incentive compensation awards made to our NEOs, based upon dollar value, is 25% PSUs, 25% stock options subject to time-based vesting and 50% restricted stock units subject to time-based vesting. We granted our NEOs PSUs in 2021 and 2020 and we anticipate that we will continue to include PSUs as part of our long-term incentive compensation program going forward for the reasons noted above.

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In February 2020, the Compensation Committee granted the following long-term incentive compensation awards to each of the named executive officers of the Company. These awards are split based upon dollar value between performance-based restricted stock units (25%), stock options subject to time-based vesting (25%) and restricted stock units subject to time-based vesting (50%).

Name	Number of Shares Underlying Stock Options (#)	Restricted Stock Units (#)	Performance Stock Units (#)
Tony J. Hunt	18,128	18,583	9,292
Jon K. Snodgres(1)	4,571	4,686	4,085
Ralf Kuriyel	3,137	3,216	1,608

(1)

In recognition of exceptional individual performance in 2019, the Compensation Committee in its discretion, decided to increase the size of Mr. Snodgres’ 2020 PSU award to 4,085 shares. As a result, Mr. Snodgres’ 2020 PSU award represented approximately 37% rather than 25% of his overall long-term incentive compensation awards for 2020.

Time-based equity awards granted in 2020 vest in annual installments over three years following the grant date. Performance-based equity awards vest 50% based on CAGR and 50% based on ROIC, in each case over the three-year performance period from January 1, 2020 to December 31, 2022. We have omitted the specific CAGR and ROIC targets because they involve confidential financial information, the disclosure of which would be against industry norms and would result in competitive harm to the Company, but we have set such goals at challenging levels and we believe that they are difficult to achieve and would require substantial and sustained performance in order to be achieved at target levels. Linear interpolation shall be applied to determine the percentage of performance-based restricted stock units that vest and are earned where performance falls between the threshold, target and maximum goals. In order for any portion of the performance-based restricted stock units to be earned and vest, threshold performance must be achieved with respect to the relevant goal (CAGR or ROIC) and 50% of the target award is earned for threshold performance and no more than 200% of the target award can be earned.

2020 Long-term Equity Incentive Compensation

In February 2021, the Compensation Committee granted long-term incentive compensation awards to each of the NEOs of the Company. Consistent with the Company’s increased emphasis on performance-based incentives, as described above, these awards are split based upon dollar value between PSUs (25%), stock options subject to time-based vesting (25%) and restricted stock units subject to time-based vesting (50%), all of which are subject to vesting over three years. The PSUs vest only if the Company achieves specified 3-year ROIC goals and 3-year average organic revenue growth goals.

Clawback Policy

In February 2019, the Compensation Committee adopted a clawback policy that covers cash and equity incentive compensation paid to the Company’s executive officers. The policy provides that if the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement and/or intentional misconduct by a covered executive officer, the Compensation Committee may require the covered executive officer to repay to us any excess compensation received by the covered executive officer during the three fiscal years preceding the publication of any such restated financial

Repligen Corporation	45	2021 Proxy Statement

statements. For purposes of this policy, excess compensation means annual cash bonus and long-term equity incentive compensation that is more than the amount such covered executive officer would have received, if the annual cash bonus and/or long-term equity incentive compensation had been determined based on the financial results reported in the restated financial statement.

Other Compensation

All full-time employees, including the executive officers, are eligible to participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance and the Company’s 401(k) plan. Under the 401(k) plan, the Company matches 50% of the first 6% of eligible compensation contributed by employees subject to a maximum of $5,000 per year.

Tax and Accounting Considerations

We have not provided or agreed to provide any of the Company’s executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that is not exempt from or does not meet the requirements of Section 409A.

For the Company’s financial statements, cash compensation, such as salary and bonus, is expensed and for income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the requisite service period.

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to a “covered employee” of the Company. With respect to taxable years beginning before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m).

Pursuant to the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, Section 162(m) was amended to: (1) expand the scope of individuals who are “covered employees,” including anyone who was a covered employee in any prior taxable year beginning after December 31, 2016, (2) expand the types of companies that are subject to the limitations of Section 162(m), and (3) eliminate the exception for performance-based compensation and commissions. Transition relief provided that any payment made pursuant to a written and binding agreement that was in effect as of November 2, 2017 and not subsequently materially modified, would be subject to the limitations of Section 162(m) as in effect prior to the amendment. Accordingly, compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above. Furthermore, because of the uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Cuts and Jobs Act of 2017, including the uncertain scope of the transition relief, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will, in fact, qualify for such exception.

The Compensation Committee believes that shareholder interests are best served if the Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.

Compensation Risk Assessment

The Compensation Committee not only considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices, but also evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

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Executive Compensation Tables

Compensation Earned

The following table summarizes the compensation earned during the fiscal years ended December 31, 2020, 2019 and 2018 by the Company’s principal executive officer, principal financial officer, other most highly compensated executive officer who was serving as an executive officer as of December 31, 2020 and whose total compensation exceeded $100,000. These individuals are referred to as the Company’s NEOs.

2020 Summary Compensation Table

Name	Year	Salary ($)	Stock Options ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($) (4)	Total ($)
Tony J. Hunt	2020	725,000	3,200,079	757,232	378,750	(3)	5,000	5,066,061
President and CEO	2019	685,000	2,244,975	657,310	832,275		5,000	4,424,560
	2018	600,000	6,299,989	6,608,337	380,000		5,000	13,893,326	(5)
Jon K. Snodgres	2020	393,594	1,106,902	190,937	295,196		5,000	1,991,629
Chief Financial Officer	2019	371,315	1,066,876	171,639	261,777		5,000	1,876,607
	2018	360,500	523,732	355,961	62,250		5,000	1,307,443
Ralf Kuriyel	2020	346,080	553,795	131,037	294,168		5,000	1,330,080
Senior Vice President of Research and Development	2019	336,000	916,172	122,694	226,800		5,000	1,606,666
	2018	320,000	386,998	221,410	179,200		5,000	1,112,608

(1)

Represents the aggregate grant date fair value for awards granted in the respective fiscal years calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification No. 718, “Compensation – Stock Compensation (Topic 718)” (“ASC Topic 718”). The assumptions the Company used for calculating the grant date fair values are set forth in Note 2, “Summary of Significant Accounting Policies – Stock Based Compensation” to the Company’s consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2020. The values reported for the PSUs granted to Mr. Hunt, Mr. Snodgres and Mr. Kuriyel in 2020 represent the grant date fair values of awards assuming the probable outcome of the performance conditions, which was deemed to be the maximum level of achievement.

(2)	Amounts listed represent payments made with respect to the year indicated under the Plan, as described above.

(3)

The Compensation Committee awarded Mr. Hunt a bonus of $978,750 for 2020. Actual payout to Mr. Hunt in March 2021 for the 2020 bonus was $378,750. He elected to forego $600,000 of his bonus and recommended that such amount be returned to the bonus pool for re-distribution to other employees in March 2021 in recognition of their extraordinary efforts during the pandemic.

(4)

Represents the match paid by the Company on behalf of such individual into the Repligen Corporation 401(k) Savings Plan on 50% of the first 6% of eligible compensation contributed by such individual subject to a maximum of $5,000 per year for the years ended December 31, 2020, 2019 and 2018.

(5)	Includes the grant date fair value of Mr. Hunt’s one-time special incentive long-term equity award granted in 2018 which vests over nine years.

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The following graphs reflect the allocation of salary, equity incentive compensation, cash incentive compensation, and other compensation earned by the Company’s NEOs in the fiscal year 2020 as set forth in the 2020 Summary Compensation Table above.

2020 Summary Compensation Allocations

Named Executive Officer	Tony J. Hunt (1)	Jon K. Snodgres	Ralf Kuriyel

Title	President and CEO	Chief Financial Officer	Senior VP of R&D

Total 2020 Compensation	$5,066,061	$1,991,629	$1,330,080

(1)

The Compensation Committee awarded Mr. Hunt a bonus of $978,750 for 2020. Actual payout to Mr. Hunt in March 2021 for the 2020 bonus was $378,750. He elected to forego $600,000 of his bonus and recommended that such amount be returned to the bonus pool for re-distribution to other employees in March 2021 in recognition of their extraordinary efforts during the pandemic.

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Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2020

The table below sets forth grants of plan-based awards that were made in the fiscal year ended December 31, 2020 to the Company’s NEOs.

Name	Grant Date	Estimated Payouts for 2020 Under Non-Equity Incentive Plan Awards: Threshold ($) (1)(2)	Estimated Payouts for 2020 Under Non-Equity Incentive Plan Awards: Target ($) (1)(3)	Estimated Payouts for 2020 Under Non-Equity Incentive Plan Awards: Maximum ($) (1)(4)	Estimated Payouts for 2020 Under Equity Incentive Plan Awards: Threshold (#) (5)	Estimated Payouts for 2020 Under Equity Incentive Plan Awards: Target (#) (5)	Estimated Payouts for 2020 Under Equity Incentive Plan Awards: Maximum (#) (5)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Tony J. Hunt	—	391,500	652,500	987,750	—	—	—	—	—	—	—
	2/27/2020	—	—	—	—	—	—	—	18,128	86.10	757,232
	2/27/2020	—	—	—	—	—	—	18,583	—	—	1,599,996
	2/27/2020	—	—	—	4,646	9,292	18,584	—	—	—	1,600,082
Jon K. Snodgres	—	149,566	196,797	344,555	—	—	—	—	—	—	—
	2/27/2020	—	—	—	—	—	—	—	4,571	86.10	190,937
	2/27/2020	—	—	—	—	—	—	4,686	—	—	403,465
	2/27/2020	—	—	—	2,043	4,085	8,170	—	—	—	703,437
Ralf Kuriyel	—	131,510	173,040	294,168	—	—	—	—	—	—	—
	2/27/2020	—	—	—	—	—	—	—	3,137	86.10	131,037
	2/27/2020	—	—	—	—	—	—	3,216	—	—	276,898
	2/27/2020	—	—	—	804	1,608	3,216	—	—	—	276,898

(1)

Mr. Hunt’s non-equity incentive plan award is calculated solely based on achievement of Company Objectives. Mr. Snodgres and Mr. Kuriyel’s non-equity incentive plan awards are 40% based on achievement of Individual Performance Objectives and 60% based on achievement of Company Objectives.

(2)

The amounts represent a threshold bonus, assuming payout of 60% of the target bonus for achievement of the Company Objectives for Mr. Hunt and 60% payout of the target bonus for achievement of the Company Objectives and 100% payout of the target bonus for achievement of the Individual Performance Objectives for Mr. Snodgres and Mr. Kuriyel.

(3)

The amounts represent the target bonus, assuming payout of 100% of the target bonus for achievement of the Company Objectives for Mr. Hunt and payout of 100% of the target bonus for achievement of the Company Objectives and payout of 100% of the target bonus for achievement of the Individual Performance Objectives for Mr. Snodgres and Mr. Kuriyel. The actual bonus awarded by the Compensation Committee can be higher or lower than the target depending on achievement of Company Objectives and Individual Performance Objectives. The actual amounts awarded for 2020 performance are listed in the Non- Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

The amounts represent a maximum bonus, assuming maximum payout of 150% of the target bonus for achievement of the Company Objectives for Mr. Hunt, maximum payout of 150% of the target bonus for achievement of the Company Objectives and payout of 200% of the target bonus for achievement of the Individual Performance Objectives for Mr. Snodgres and Mr. Kuriyel.

(5)	In February 2020, Mr. Hunt, Mr. Snodgres and Mr. Kuriyel were granted PSUs that vest upon the Company’s achievement of specified CAGR and ROIC targets over the three-year performance period.

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Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” The material terms of employment agreements and arrangements with the Company’s named executive officers are described below under the heading “Employment Arrangements.”

Outstanding Equity Awards at December 31, 2020

The following table sets forth certain information regarding the outstanding stock option grants and stock awards held by the NEOs at December 31, 2020. Awards were made under the 2018 Stock Option and Incentive Plan (the “2018 Plan”) and the Amended and Restated 2012 Repligen Corporation Stock Option and Incentive Plan, as amended (the “2012 Plan”). For the outstanding stock option grants and stock awards described below, vesting is conditioned on the NEO remaining in service to the Company through such vesting date. Such awards may also be subject to accelerated vesting as described in “Potential Payments Upon Termination or Change in Control” on page 54.

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		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (1)
Tony J. Hunt	2/23/2017	50,154	—		32.40	2/23/2027	—		—	—		—
	3/1/2018	63,458	222,105	(2)	33.87	2/29/2028	—		—	—		—
	3/1/2018	49,497	24,749	(3)	33.87	2/29/2028	—		—	—		—
	3/1/2018	—	—		—	—	12,794	(4)	2,451,714	—		—
	3/1/2018	—	—		—	—	114,818	(5)	22,002,573	—		—
	2/28/2019	7,252	14,504	(6)	59.52	2/28/2029	—		—	—		—
	2/28/2019	—	—		—	—	15,121	(7)	2,897,637	—		—
	2/28/2019	—	—		—	—	—		—	30,074	(8)	5,763,081
	2/27/2020	—	18,128	(9)	86.10	2/27/2030	—		—	—		—
	2/27/2020	—	—		—	—	18,583	(10)	3,561,060	—		—
	2/27/2020	—	—		—	—	—		—	18,584	(11)	3,561,252
Jon K. Snodgres	3/1/2018	13,772	6,887	(12)	33.87	2/29/2028	—		—	—		—
	3/1/2018	—	—		—	—	3,560	(13)	682,203	—		—
	2/28/2019	—	3,788	(14)	59.52	2/28/2029	—		—	—		—
	2/28/2019	—	—		—	—	3,948	(15)	756,555	—		—
	2/28/2019	—	—		—	—	—		—	5,922	(16)	1,134,833
	5/13/2019	—	—		—	—	6,400	(17)	1,226,432	—		—
	2/27/2020	—	4,571	(18)	86.10	2/27/2030	—		—	—		—
	2/27/2020	—	—		—	—	4,686	(19)	897,978	—		—
	2/27/2020	—	—		—	—	—		—	8,170	(20)	1,565,617
Ralf Kuriyel	12/14/2016	2,000	2,000	(21)	33.05	12/14/2026	—		—	—		—
	12/14/2016	—	—		—	—	1,000	(22)	191,630	—		—
	3/1/2018	1,566	4,284	(23)	33.87	2/29/2028	—		—	—		—
	3/1/2018	—	—		—	—	2,215	(24)	424,460	—		—
	2/28/2019	1,353	2,708	(25)	59.52	2/28/2029	—		—	—		—
	2/28/2019	—	—		—	—	2,823	(26)	540,971	—		—
	2/28/2019	—	—		—	—	—		—	4,234	(27)	811,361
	5/13/2019	—	—		—	—	6,400	(28)	1,226,432	—		—
	2/27/2020	—	3,137	(29)	86.10	2/27/2030	—		—	—		—
	2/27/2020	—	—		—	—	3,216	(30)	616,282	—		—
	2/27/2020	—	—		—	—	—		—	3,216	(31)	616,282

(1)	The value of equity awards is based on the closing of the Company’s stock on the Nasdaq Global Market on December 31, 2020, the last trading day of 2020, which was $191.63.

(2)	31,729 shares vest annually from March 1, 2021 to March 1, 2022 and annually from March 1, 2024 to March 1, 2026. 31,730 shares vest on March 1, 2023 and March 1, 2027.

(3)	24,749 shares vest on March 1, 2021.

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(4)	12,794 shares vest on March 1, 2021.

(5)	16,402 shares vest on March 1, 2021, March 1, 2023 and March 1, 2025. 16,403 shares vest on March 1, 2022, March 1, 2024, March 1, 2026 and March 1, 2027.

(6)	7,252 shares vest on February 28, 2021 and February 28, 2022.

(7)	7,560 shares vest on February 28, 2021. 7,561 shares vest on February 28, 2022.

(8)

The shares subject to this award vest on February 28, 2022 assuming maximum achievement of specified CAGR and ROIC goals by the Company over the three-year period as specified by the Compensation Committee as described under “Compensation Discussion and Analysis – Equity Incentive Compensation.”

(9)	6,042 shares vest on February 27, 2021. 6,043 shares vest on February 27, 2022 and February 27, 2023.

(10)	6,194 shares vest on February 27, 2021 and February 27, 2022. 6,195 shares vest on February 27, 2023.

(11)

The shares subject to this award vest on February 27, 2023 assuming maximum achievement of specified CAGR and ROIC goals by the Company over the three-year period as specified by the Compensation Committee as described under “Compensation Discussion and Analysis – Equity Incentive Compensation.”

(12)	6,887 shares vest on March 1, 2021.

(13)	3,560 shares vest on March 1, 2021.

(14)	1,894 shares vest on February 28, 2021 and February 28, 2022.

(15)	1,974 shares vest on February 28, 2021 and February 28, 2022.

(16)

The shares subject to this award vest on February 28, 2022 assuming maximum achievement of specified CAGR and ROIC goals by the Company over the three-year period as specified by the Compensation Committee as described under “Compensation Discussion and Analysis – Equity Incentive Compensation.”

(17)	1,600 shares vest annually from May 13, 2021 to May 13, 2024.

(18)	1,523 shares vest on February 27, 2021. 1,524 shares vest on February 27, 2022 and February 27, 2023.

(19)	1,562 shares vest annually from February 27, 2021 to February 27, 2023.

(20)

The shares subject to this award vest on February 27, 2023 assuming maximum achievement of specified CAGR and ROIC goals by the Company over the three-year period as specified by the Compensation Committee as described under “Compensation Discussion and Analysis – Equity Incentive Compensation.”

(21)	2,000 shares vest on December 14, 2021.

(22)	1,000 shares vest on December 14, 2021.

(23)	4,284 shares vest on March 1, 2021.

(24)	2,215 shares vest on March 1, 2021.

(25)	1,354 shares vest on February 28,2021 and February 28, 2022.

(26)	1,411 shares vest on February 28, 2021. 1,412 shares vest on February 28, 2022.

(27)

The shares subject to this award vest on February 28, 2022 assuming maximum achievement of specified CAGR and ROIC goals by the Company over the three-year period as specified by the Compensation Committee as described under “Compensation Discussion and Analysis – Equity Incentive Compensation.”

(28)	1,600 shares vest annually from May 13, 2021 to May 13, 2024.

(29)	1,045 shares vest on February 27, 2021. 1,046 shares vest on February 27, 2022 and February 27, 2023.

(30)	1,072 shares vest annually from February 27, 2021 to February 27, 2023.

(31)

The shares subject to this award vest on February 27, 2023 assuming maximum achievement of specified CAGR and ROIC goals by the Company over the three-year period as specified by the Compensation Committee as described under “Compensation Discussion and Analysis – Equity Incentive Compensation.”

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Option Exercises and Stock Vested for the Fiscal Year Ended December 31, 2020

The following table sets forth certain information regarding the number of stock options exercised, restricted stock units that vested and amounts realized by the NEOs in the year ended December 31, 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#) (2)
Tony J. Hunt	137,335	15,944,361	47,587	4,212,711
Jon K. Snodgres	17,173	1,966,186	10,426	1,003,132
Ralf Kuriyel	13,000	1,355,937	6,731	747,095

(1)	The value realized on exercise of an option award is based on the difference between the fair market value of Common Stock on the date of exercise and the exercise price of the option.

(2)	The value realized on vesting of restricted stock units is based on the closing price of Common Stock on the trading date immediately preceding the date of vesting.

Pension Benefits

The Company has no defined benefit plans or other supplemental retirement plans for the NEOs.

Nonqualified Deferred Compensation

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Employment Arrangements

Second Amended and Restated Employment Agreement with Mr. Hunt

CEO Termination without Cause or Resignation for Good Reason

On June 15, 2019, the Company entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Hunt. Pursuant to the terms of the Employment Agreement, in the event that Mr. Hunt’s employment is terminated by the Company without cause or he resigns for good reason, each as defined in the Employment Agreement, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, Mr. Hunt will be entitled to receive (i) continued payment of his base salary at the rate then in effect for 12 months following termination, (ii) acceleration of 50% of his unvested stock options and other unvested stock-based awards with time-based vesting, with the exception of the special award granted to him in 2018, (iii) a pro-rata portion of his stock options and other stock-based awards that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the date of termination shall remain eligible to vest at the end of the performance period based on actual performance through the end of the performance period and (iv) if Mr. Hunt is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 12 months following termination. The special award granted in 2018 is not subject to acceleration upon a termination of Mr. Hunt’s employment with the Company. Pro-ration for purposes of item (iii) of the preceding sentence shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the date of termination relative to the total number of full months in the vesting period or performance period, as applicable.

CEO Termination without Cause or Resignation for Good Reason Following Change in Control

If Mr. Hunt’s employment is terminated by the Company without cause or he resigns for good reason, in each case within 24 months following a change in control of the Company, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, Mr. Hunt will be entitled to receive (i) a lump sum amount in cash equal to two times the sum of his base salary at the rate then in effect (or at the rate in effect immediately prior to the change in control, if higher) and his target annual performance bonus for the year in which the date of termination occurs, (ii) a pro-rata portion of

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his target bonus for the year in which the date of termination occurs, (iii) accelerated vesting of 100% of his unvested stock options and other unvested stock-based awards with time-based vesting, other than the special award, (iv) accelerated vesting of a pro-rata portion of all of his stock options and other stock-based awards that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the date of termination assuming target performance through the end of the performance period and (v) if Mr. Hunt is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 18 months following termination.

CEO Special Award on Change in Control

In the event of a change in control (as defined in the Employment Agreement) of the Company, any then unvested portion of the special award granted to Mr. Hunt in 2018, shall vest as of immediately prior to such change in control.

NEO Severance and Change in Control Plan

NEO Termination without Cause or Resignation for Good Reason

On June 13, 2019, the Company entered into a NEO Severance and Change in Control Plan (the “Severance Plan”). Pursuant to the terms of the Severance Plan, in the event that Mr. Snodgres’ or Mr. Kuriyel’s employment is terminated by the Company without cause or one resigns for good reason, each as defined in the Severance Plan, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, the NEO will be entitled to receive (i) continued payment of base salary at the rate then in effect for 12 months following termination; provided, however, such amount shall be reduced by an amount equal to the dollar value of the portion of the monthly premiums paid by active employees for coverage under the Company’s group health care programs multiplied by 12, (ii) except as otherwise provided in the applicable equity award agreement, accelerated vesting of 50% of unvested stock options subject to time-based vesting, (iii) accelerated vesting of a pro-rata portion of unvested stock-based awards subject to time-based vesting, (iv) a pro-rata portion of unvested stock options and other stock-based awards that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the date of termination shall remain eligible to vest at the end of the performance period based on actual performance through the end of the performance period and (v) if the NEO is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 12 months following termination. Pro-ration for purposes of items (iii) and (iv) of the preceding sentence shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the date of termination relative to the total number of full months in the vesting period or performance period, as applicable.

NEO Termination without Cause or Resignation for Good Reason Following Change in Control

If Mr. Snodgres’ or Mr. Kuriyel’s employment is terminated by the Company without cause or if either resigns for good reason, in either case within 24 months following a change in control of the Company, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, that NEO will be entitled to receive (i) a lump sum payment equal to one-and-a-half times the sum of the NEO’s base salary at the rate then in effect (or the rate in effect immediately prior to the change in control, if higher) and his target annual performance bonus for the year the termination occurs, (ii) a pro-rata portion of the named executive officer’s target bonus for the year in which the date of termination occurs, (iii) accelerated vesting of 100% of his unvested stock options and other unvested stock-based awards subject to time-based vesting, (iv) accelerated vesting of a pro-rata portion of all performance-based awards held by the NEO with performance deemed to be met at target levels and (v) if the NEO is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 18 months following termination. Proration for purposes of items (ii) and (iv) of the preceding sentence shall be determined based on the number of full months elapsed in the performance period through the date of termination relative to the total number of full months in the performance period.

Potential Payments Upon Termination or Change in Control

The 2012 Plan and the 2018 Plan (collectively referred to as “the Plans”), provide that upon the effectiveness of a “sale event,” as defined in the Plans, except as otherwise provided by the Compensation Committee in the award agreement, all outstanding awards will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. The Compensation Committee subsequently determined that upon a “sale event,” notwithstanding anything to the contrary in the applicable award agreement, the initial equity awards made to Mr. Snodgres and Mr. Kuriyel in connection with their initial hiring will be immediately accelerated and become fully exercisable or nonforfeitable. In addition, in the case of a sale event in which the Company’s shareholders receive cash consideration, the Company may make or provide for a cash payment to participants holding

Repligen Corporation	54	2021 Proxy Statement

options equal to the difference between the per share cash consideration and the exercise price of the options and, under the 2018 Plan, make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares underlying such awards.

Assuming the NEO’s employment was terminated by the Company or the NEOs resigned for good reason (other than within 24 months following a change in control) and such event took place on December 31, 2020, each of the NEOs would have been entitled to the payments and benefits shown in the table below.

	Payments and Benefits

Name	Base Salary Continuation ($)	Accelerated Vesting of Equity Awards ($) (1)	Health Insurance Under COBRA ($)	Total ($)
Tony J. Hunt	725,000	12,833,112	28,122	13,586,234
Jon K. Snodgres	391,610	3,888,555	28,122	4,308,287
Ralf Kuriyel	340,177	3,130,908	28,122	3,499,207

(1)

Based on the intrinsic value of the stock options and restricted stock unit awards on December 31, 2020, which is calculated using the $191.63 market closing price of the Common Stock on December 31, 2020, the last trading day of 2020.

Assuming a change in control occurred on December 31, 2020, each of the NEOs would have been entitled to the payments and benefits shown in the table below.

Payments and Benefits

Name	Base Salary Continuation ($)	Accelerated Vesting of Equity Awards ($) (1)	Health Insurance Under COBRA ($)	Total ($)
Tony J. Hunt	—	57,041,858	—	57,041,858
Jon K. Snodgres	—	—	—	—
Ralf Kuriyel	—	—	—	—

(1)

Based on the intrinsic value of the one-time special award granted to Mr. Hunt in 2018 on December 31, 2020, which is calculated using the $191.63 market closing price of the Common Stock on December 31, 2020, the last trading day of 2020.

Assuming the NEO’s employment was terminated by the Company or the NEOs resigned for good reason within 24 months following a change in control and such event took place on December 31, 2020, each of the NEOs would have been entitled to the payments and benefits shown in the table below.

	Value of Payments and Benefits

Name	Base Salary and Target Bonus Payment ($)	Pro-Rata Bonus Payout ($)	Accelerated Vesting of Equity Awards ($) (1)	Health Insurance Under COBRA ($)	Total ($)
Tony J. Hunt	2,755,000	652,500	21,155,105	42,183	26,604,788
Jon K. Snodgres	885,587	196,797	6,760,874	42,183	7,885,441
Ralf Kuriyel	778,680	173,040	5,280,127	42,183	6,274,030

(1)

Based on the intrinsic value of the stock options and restricted stock unit awards on December 31, 2020 based upon market closing price of $191.63 of the Common Stock on December 31, 2020, the last trading day of 2020.

Repligen Corporation	55	2021 Proxy Statement

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring that we annually disclose the ratio of our median employee’s total annual compensation to the total annual compensation of our CEO, Tony J. Hunt, who is also our principal executive officer (the “CEO Pay Ratio”).

The Company’s compensation and benefits philosophy and the overall structure of the compensation and benefit programs are broadly similar across the organization and aim to encourage and reward all employees who contribute to the Company’s success. The Company strives to ensure the pay of every employee reflects the level of his or her job impact and responsibilities and is competitive within the Company’s peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. The Company’s ongoing commitment to pay equity is critical to successfully supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute.

We identified the median employee using total compensation as reported on Form W-2, subtracting bonuses earned in 2019 but paid in 2020, adding bonuses earned in 2020 but not paid until March 2021, and adding the fair value of equity awards granted to the employee during 2020. All individuals who were employed by the Company on December 31, 2020, the last day of the Company’s fiscal year, were included in the determination of this calculation (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

As illustrated in the table below, the Company’s 2020 CEO Pay Ratio was approximately 45:1.

Tony J. Hunt (CEO) 2020 Compensation	$5,066,061
Median Employee 2020 Compensation	$112,307
CEO Pay Ratio	45:1

To determine the median employee, we included all individuals employed as of December 31, 2020. Compensation for the median employee was determined in the same manner as the total compensation reported for Mr. Hunt in the “Total” column of the Summary Compensation Table. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on the Company’s internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other peer companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation

For the fiscal year ended December 31, 2020, non-employee directors received an annual cash retainer for service on the Board and committees as set forth in the table below.

Award Retainer
Board of Directors
Each Non-Employee Member of the Board	$55,000
Additional Retainer for the Chairperson	$95,000
Audit Committee
Committee Chairperson	$30,000
Other Committee Members	$10,000
Compensation Committee
Committee Chairperson	$20,000
Other Committee Members	$10,000
Nominating and Corporate Governance Committee
Committee Chairperson	$16,000
Other Committee Members	$5,000

Repligen Corporation	56	2021 Proxy Statement

Under the Company’s Amended and Restated Director Compensation Policy, as amended in February 2020, each newly elected, non-employee director who joins the Board receives an option to purchase shares of Common Stock with an aggregate value of $150,000 on the date he or she joins the Board. These initial option grants vest in equal annual installments over a three-year period from the date of grant, provided such person is still a director on such vesting date. In addition, at each annual meeting, each non-employee director re-elected to the Board by the shareholders is awarded annual equity compensation. In 2020, all non-employee directors, other than the Chairperson, were entitled to annual equity compensation with a grant date fair value of $135,000, and the Chairperson was entitled to annual equity compensation with a grant date fair value of $185,000. The annual equity compensation award is 50% in the form of restricted stock units, and 50% in the form of stock options. Annual equity awards vest in full on the earlier of the first anniversary of the date of the grant or the next annual meeting of the shareholders, provided such person is still a director on such vesting date. In the event of a Sale Event (as defined in the 2018 Plan), the equity retainer awards granted to such non-employee directors shall become 100% vested and exercisable or nonforfeitable immediately prior to such Sale Event.

In February 2021, the Board, based upon the recommendation of the Compensation Committee and our independent compensation consultant, further amended its Amended and Restated Director Compensation Policy to increase the annual equity compensation for all directors, excluding the Chairperson, to $155,000 and increased the annual equity compensation for the Chairperson to $205,000.

Director Compensation Table for the Fiscal Year Ended December 31, 2020

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($) (1)(2)(3)	Total ($)
Nicolas M. Barthelemy	78,407	67,551	67,359	213,317
Glenn L. Cooper (4)	25,522	—	—	25,522
John G. Cox (4)	23,929	—	—	23,929
Karen A. Dawes	172,319	92,546	92,311	357,176
Carrie Eglinton Manner	30,522	—	136,901	167,423
Rohin Mhatre, Ph.D.	54,286	—	142,367	196,653
Glenn P. Muir	95,000	67,551	67,359	229,910
Thomas F. Ryan, Jr.	70,000	67,551	67,359	204,910

(1)

Represents the aggregate grant date fair value of awards granted in 2020 calculated in accordance with the ASC Topic 718. The assumptions the Company used for calculating the grant date fair values are set forth in Note 2, “Summary of Significant Accounting Policies – Stock Based Compensation,” to the Company’s consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2020.

(2)

The non-employee directors of the Board who held such position on December 31, 2020 held the following aggregate number of unexercised stock options and unvested restricted stock units as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Nicolas M. Barthelemy	1,285	527
Karen A. Dawes	42,903	4,722
Carrie Eglinton Manner	2,794	—
Rohin Mhatre, Ph.D.	3,452	—
Glenn P. Muir	36,498	527
Thomas F. Ryan, Jr.	3,285	527

Repligen Corporation	57	2021 Proxy Statement

(3)

The following table presents the grant date fair value of each grant of restricted stock units or stock options in the fiscal year ended December 31, 2020 to non-employee directors, computed in accordance with the ASC Topic 718:

Name	Grant Date	Number of Fees Earned or Paid in Cash (#)	Number of Securities Stock Awards (#)	Exercise Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Nicolas M. Barthelemy	5/13/2020	—	1,285	128.18	67,359
	5/13/2020	527	—	—	67,551
Karen A. Dawes	5/13/2020	—	1,761	128.18	93,311
	5/13/2020	722	—	—	92,546
Carrie Eglinton Manner	6/11/2020	—	2,794	128.18	136,901
	N/A	—	—	—	—
Rohin Mhatre, Ph.D.	3/1/2020	—	3,452	128.18	142,367
	N/A	—	—	—	—
Glenn P. Muir	5/13/2020	—	1,285	128.18	62,359
	5/13/2020	527	—	—	67,551
Thomas F. Ryan, Jr.	5/13/2020	—	1,285	128.18	67,359
	5/13/2020	527	—	—	67,551

(4)	Neither Glen L. Cooper nor John G. Cox stood for re-election at the expiration of their current term at the close of the 2020 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

Mr. Barthelemy, Mr. Muir and Dr. Mhatre were the members of the Compensation Committee during the year ended December 31, 2020. No member of the Compensation Committee is a current or former employee of the Company or had any relationship with the Company requiring disclosure herein. No interlocking relationship exists between any member of the Board or the Compensation Committee and any member of the board or compensation committee of any other company and no such interlocking relationship has existed in the past.

Repligen Corporation	58	2021 Proxy Statement

GENERAL ANNUAL MEETING INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Repligen Corporation (“Repligen”, or the “Company”), for use at the Annual Meeting of Shareholders, to be held on Thursday, May 13, 2021 at 12:00 p.m. EDT, at www.virtualshareholdermeeting.com/RGEN2021, and at any adjournment or postponement thereof. The Annual Meeting will be held entirely online this year due to the ongoing public health impact of the coronavirus outbreak (COVID-19).

Repligen’s Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 2020 (the “Annual Report”), is being provided together with this proxy statement to all shareholders entitled to vote at the Annual Meeting. It is anticipated that this proxy statement and the accompanying proxy card will be first sent or given to shareholders on or about April 21, 2021.

Record Date:	April 1, 2021 (the “Record Date”). Only shareholders of record as of the Record Date, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Quorum:	The representation, in person or by proxy, of at least a majority of the outstanding shares of Repligen Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business.

Voting Securities/Common Stock Outstanding:	As of the Record Date, the Company had 54,899,242 shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock entitles the record holder to one vote.

Voting Methods:

Shareholders may vote online during the Annual Meeting or in advance of the Annual Meeting by proxy by completing, signing, dating and returning the accompanying proxy card or by voting by telephone or via the Internet in accordance with the instructions listed on the proxy card. Execution of a proxy card, or voting by telephone or via the Internet prior to the Annual Meeting, will not in any way limit a shareholder’s right to attend the Annual Meeting and vote during the meeting.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. Any shareholder submitting a proxy has the right to abstain from voting for any individual nominee to the Board by writing that nominee’s number on the space provided on the proxy card, checking the box next to the name of such individual nominee if voting by proxy via the Internet or, if using the telephone to vote by proxy, by following the verbal instructions for entering the two-digit number appearing on the proxy card immediately before the name of such individual nominee. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with such specifications. If a validly executed proxy card is returned without indicating how the shares should be voted on a matter, such proxies will be voted FOR election of the director nominees; FOR ratification of the appointment of the independent registered public accountants; and FOR the approval, on an advisory basis, of the compensation of our NEOs.

Other than (i) the election of directors, (ii) the ratification of Ernst & Young LLP, and (iii) the advisory vote to approve the compensation of our NEOs, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Repligen Corporation	59	2021 Proxy Statement

Revoking Your Proxy:	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by: (1) giving written notice of revocation to the Secretary of Repligen at any time before the taking of the vote at the Annual Meeting; (2) duly executing a later-dated proxy card relating to the same shares and delivering it to the Secretary of Repligen or by telephone or the Internet, in accordance with the instructions listed on the proxy card; or (3) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For those shareholders who submit a proxy by telephone or the Internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is deemed to be the date of the proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the mailing address of our principal executive offices at Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, at or before the taking of the vote at the Annual Meeting.

Effect of Abstentions and Broker Non-Votes:	Shares represented by proxies that contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Broker “non-votes” are not considered voted for the particular matter. If a shareholder holds shares in “street-name” through a broker or other nominee, absent voting instructions from the shareholder, such shares will not be counted as voting and will have no effect on those proposals, other than Proposal 2, requiring approval by a majority of the votes cast. Proposal 2 to ratify the appointment of the Company’s independent registered public accounting firm is a “routine” matter for which a broker does not need voting instruction in order to vote a shareholder’s shares.

Repligen Corporation	60	2021 Proxy Statement

Votes Required for Adoption of Proposals:

Election of Directors. In accordance with our by-laws, directors are elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting (meaning the number of shares voted “for” a nominee must exceed the number of shares voted against such nominee). Abstentions and broker non-votes will not be counted as votes cast with respect to the election of directors, and, therefore, will not have an effect on the election of director nominees.

Ratification of Independent Accountants. For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, an affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter is required for approval (meaning that, of the shares represented at the meeting and entitled to vote, a majority of those shares must be voted “for” the proposal for it to be approved). Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker “non-votes”, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Advisory Vote to Approve the Compensation of our NEOs. For the advisory vote to approve the compensation of our NEOs, the affirmative vote of the majority of shares present, in person or represented by proxy, and entitled to vote on that matter is required for approval. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker “non-votes”, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Other Matters. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, the persons named on the enclosed proxy card will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Cost of Proxy Solicitation:	The cost of solicitation will be borne by Repligen and, in addition to directly soliciting shareholders by mail, Repligen may request banks and brokers to solicit their customers who have stock of Repligen registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Repligen may also be made of some shareholders in person or by mail or telephone following the original solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 13, 2021: The Company’s Annual Report and this proxy statement will be available at www.proxyvote.com.

Repligen Corporation	61	2021 Proxy Statement

ADDITIONAL INFORMATION

Submitting Shareholder Proposals

Repligen must receive any proposal by a shareholder of Repligen, who meets the proxy access eligibility requirements under our by-laws, for inclusion in the proxy statement furnished to all shareholders entitled to vote at our 2022 Annual Meeting of Shareholders (“2022 Annual Meeting”) at our principal executive office not later than December 22, 2021 in accordance with Rule 14a-8 issued under the Exchange Act.

If a shareholder wishes to propose a nomination of persons for election to our Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated by-laws establish an advance notice procedure for such nominations and proposals. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our Secretary of the shareholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our Secretary at our principal executive offices not earlier than 90 days nor later than 60 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a shareholder’s notice must be so received no later than the close of business of the 90th day prior to such annual meeting or of the tenth day following the day on which notice of the date of such annual meeting was first made, whichever occurs later. For shareholder proposals to be brought before the 2022 Annual Meeting, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 12, 2022 and no later than March 14, 2022. Shareholder proposals and the required notice should be delivered to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Subject to the SEC’s proxy rules, if a shareholder who wishes to present a proposal at the 2022 Annual Meeting (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by March 14, 2022 and such proposal is brought before the 2022 Annual Meeting, then under the SEC’s proxy rules, if the proxy statement or form of proxy for the 2022 Annual Meeting so provides, the proxies solicited by Repligen with respect to this year’s Annual Meeting will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by Repligen to vote the proxies solicited by Repligen. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2022 Annual Meeting must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Repligen, it is suggested that proponents submit their proposal by Certified Mail, Return Receipt Requested or other means, including electronic means that permit them to prove date of delivery.

Other Business

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Voting Proxies

The Board recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board’s recommendations.

Householding

Our Annual Report, including audited financial statements for the fiscal year ended December 31, 2020, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., (“Broadridge”), has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used if Broadridge has received contrary instructions from one or more

Repligen Corporation	62	2021 Proxy Statement

of the shareholders sharing an address. If your household has received only one Annual Report and one proxy statement, Repligen Corporation will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. If your household is receiving multiple copies of Repligen’s Annual Reports or proxy statements and you wish to request delivery of only a single copy, you may send a written request to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453.

Repligen Corporation	63	2021 Proxy Statement

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/RGEN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    REPLIGEN CORPORATION 41 SEYON STREET BUILDING 1, SUITE 100 WALTHAM, MA 02453 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D51818-P49724 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1A. Tony J. Hunt ! ! ! The Board of Directors recommends you vote FOR the For Against Abstain proposals 2 and 3. 1B. Karen A. Dawes ! ! ! 2. Ratification of the selection of Ernst & Young LLP as ! ! ! Repligen Corporation’s independent registered public accounting firm for fiscal year 2021. 1C. Nicolas M. Barthelemy ! ! ! 1D. Carrie Eglinton Manner ! ! ! 3. Advisory vote to approve the compensation paid to ! ! ! Repligen Corporation’s named executive officers. 1E. Rohin Mhatre, Ph.D. ! ! ! NOTE: The Board will consider and act upon any other business which may properly come before the meeting. THIS PROXY, 1F. Glenn P. Muir ! ! ! WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER OF RECORD. IF NO DIRECTION IS MADE, THIS PROXY WILL 1G. Thomas F. Ryan, Jr. ! ! ! BE VOTED “FOR” PROPOSALS 1, 2 AND 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Dear Stockholder: Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote these shares. Please mark the boxes on the proxy card to indicate how these shares will be voted. Then, please sign the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of this matter. Sincerely, Repligen Corporation Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2021 Annual Meeting and Proxy Statement are available at www.proxyvote.com. D51819-P49724 REPLIGEN CORPORATION SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints Tony J. Hunt, Jon K. Snodgres and Squire Servance, and each of them alone, proxies with full power of substitution, to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Repligen Corporation to be held on the 13th day of May, 2021 at 12:00 Noon ET, at www.virtualshareholdermeeting.com/RGEN2021, and any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 13, 2021, copies of which have been received by the undersigned. The proxies are further authorized to vote, in accordance with their judgment, upon such other business as may be properly presented at the meeting and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side